As filed with the Securities and Exchange Commission on December 19, 1997

                                                REGISTRATION NO. 333-40241
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                            AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                               POREX CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       3089                22-3548110
  (State or other        (Primary standard industrial
  jurisdiction of                             (I.R.S. employer identification
                                                          number)
                          classification code number)
  incorporation or
   organization)

                                 -------------

                               POREX CORPORATION
                               500 BOHANNON ROAD
                         FAIRBURN, GEORGIA 30213-2828
                                (770) 964-2503
         (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

                             CHARLES A. MELE, ESQ.
                                 SYNETIC, INC.
                        VICE PRESIDENT--GENERAL COUNSEL
                     669 RIVER DRIVE, RIVER DRIVE CENTER 2
                        ELMWOOD PARK, NEW JERSEY 07407
                                (201) 703-3400
           (Name, address, including zip code, and telephone number,
         including area code, of agent for service for the registrant)

                                 -------------

                                  Copies to:
      CREIGHTON O'M. CONDON, ESQ.                 ALAN L. JAKIMO, ESQ.
       DAVID J. BEVERIDGE, ESQ.                     BROWN & WOOD LLP
          SHEARMAN & STERLING                    ONE WORLD TRADE CENTER
         599 LEXINGTON AVENUE                   NEW YORK, NEW YORK 10048
       NEW YORK, NEW YORK 10022                      (212) 839-5300
            (212) 848-4000

                                 -------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                 -------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED DECEMBER 19, 1997
PROSPECTUS

                                2,500,000 SHARES


                                      LOGO

                                  COMMON STOCK
                                  ----------

  All of the 2,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being offered by Porex Corporation ("Porex" or the "Company"). It is expected that following the completion of the offering, Synetic, Inc. ("Synetic"), currently the sole stockholder of the Company, will own approximately 86% of the outstanding Common Stock. See "Risk Factors--Substantial Control by Synetic."

  Prior to the offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.50 and $16.50 per share. For a discussion of the factors that will be considered in determining the initial public offering price of the Common Stock, see "Underwriting."

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PORX."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $           $
--------------------------------------------------------------------------------
Total (3)....................................   $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $    .

(3) The Company has granted the several Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $  , $   and $  , respectively.
    See "Underwriting."

                                  ----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about       , 1998.
                                  ----------

MERRILL LYNCH & CO.
                                              PRUDENTIAL SECURITIES INCORPORATED

                                  ----------

               The date of this Prospectus is       , 1998.

                                   [ARTWORK]

  Porex(R), MEDPOR(R), Squeeze-Mark(R) and TLS(R) are registered trademarks of the Company.

                               ----------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to "Porex" or the "Company" are to Porex Corporation and, unless the context indicates otherwise, its consolidated subsidiaries and their respective predecessors. Unless otherwise indicated, references herein to fiscal years and quarters are to the Company's fiscal year, which ends on June 30 of each year, and the related fiscal quarters. For example, "Fiscal 1997" refers to the Company's fiscal year ended June 30, 1997. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. For a discussion of certain factors that should be considered by prospective investors, see "Risk Factors."

                                  THE COMPANY

  Porex is a leading developer, manufacturer and distributor of porous plastic products and has a 35-year history of innovation and market leadership in the field of porous plastics. The Company's porous and solid plastic components and products are used in a wide range of healthcare, consumer and industrial applications, primarily to filter, wick, diffuse, drain, vent or control the flow of fluids or gases. For the healthcare industry, Porex designs and manufactures various components that are incorporated in the products of other healthcare manufacturers. In addition, the Company produces its own line of pipette tips, blood serum filters, surgical implants and plastic pharmaceutical vials. In the consumer products market, Porex designs and manufactures porous plastic components for use by other manufacturers in a variety of home and office products and appliances, such as writing pen tips, or "nibs," used in marking and highlighting pens, home water filters and deodorant and fragrance applicators. Porex also manufactures a wide range of custom porous plastic components for industrial applications, including automobile battery vents, wastewater treatment filters and silencers to reduce sound levels of compressed air. The Company has a diverse customer base of over 600 customers, including numerous Fortune 500 companies. In Fiscal 1997, net sales and net income of the Company were $52.9 million and $8.1 million, respectively. Healthcare, consumer and industrial applications comprised approximately 51%, 28% and 21%, respectively, of total net sales.

  Porex has established a leading reputation in the porous plastics industry for developing innovative manufacturing technology and providing solutions to complex customer requirements. Porex has also developed significant expertise in combining porous plastic components with injection molded solid plastic products, which has broadened its range of product offerings. Porex believes its competitive strengths include technological leadership in the design and manufacture of porous plastic products; efficient manufacturing operations based on proprietary, technologically advanced equipment; and an ability to collaborate with customers to solve complex design and performance requirements. In addition, Porex has a technically skilled sales and marketing force and experienced management.

  Porex's objective is to increase sales and net income by leveraging its competitive strengths and broadening its product offerings. To achieve this objective, the Company intends to (i) continue internal development of new products and technologies, (ii) acquire businesses with products and technologies that complement the Company's current product offerings and (iii) pursue growth opportunities in international markets. Over the last three fiscal years, the Company's net sales and net income have grown at a compounded annual rate of 16.9% and 56.6%, respectively.

  The Company is a newly formed holding company incorporated in November 1997. In connection with its formation, the Company issued 15,000,000 shares of Common Stock to Synetic in exchange for all of the outstanding capital stock of Porex Technologies Corp. ("PTC"). As a result, the Company owns all the outstanding capital stock of PTC, through which the Company conducts its business operations. The Company's principal offices are located at 500 Bohannon Road, Fairburn, Georgia 30213 and its telephone number is (770) 964-2503.

  Prior to the offering, the Company has been a wholly owned subsidiary of Synetic, a publicly traded corporation engaged in the healthcare communications business. Upon completion of the offering, Synetic will own approximately 86% of the outstanding Common Stock (84% assuming the Underwriters' over-allotment options are exercised in full). For a discussion of various intercompany arrangements and agreements with Synetic, see "Risk Factors--Substantial Control by Synetic" and "Transactions and Relationship with Principal Stockholder."

                               THE OFFERING

Common Stock offered by the
Company.......................        2,500,000 shares(1)

Common Stock to be outstanding       17,500,000 shares(2)
 after the offering...........

Use of proceeds....................
                                     The net proceeds received by the Company from the offering will be used for general corporate purposes, which may include acquisitions. See "Use of Proceeds."

Nasdaq National Market symbol......
                                     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PORX."

--------
(1) Up to an aggregate of 375,000 additional shares may be sold by the Company pursuant to the Underwriters' over-allotment options. See "Underwriting."

(2) Does not include     shares of Common Stock reserved for future issuance
    under the Company's stock option plans. See "Management--Compensation Pursuant to Plans and Arrangements of the Company--Class A Option Plan."

                         SUMMARY FINANCIAL INFORMATION

  The following summary consolidated financial information data should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations," the Company's Consolidated Financial Statements and notes thereto and other financial information included elsewhere in this Prospectus.

                                                                        THREE MONTHS
                                                                           ENDED
                                   YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                         ---------------------------------------   ----------------------
                          1993    1994    1995    1996    1997(1)   1996        1997(1)
                         ------- ------- ------- ------- -------   ------- --------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net sales............. $30,130 $33,093 $39,180 $45,129 $52,885   $11,185    $14,833
  Operating income......   4,321   3,040   6,241   9,309  12,153     2,297      3,328
  Net income............   2,721   1,952   3,775   6,051   8,112     1,617      2,068
  Net income per
   share(2).............     .18     .13     .25     .40     .54       .11        .14
                                   YEAR ENDED JUNE 30,               SEPTEMBER 30, 1997
                         ---------------------------------------   ----------------------
                          1993    1994    1995    1996    1997(1)  ACTUAL  AS ADJUSTED(3)
                         ------- ------- ------- ------- -------   ------- --------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Working capital....... $10,090 $10,915 $12,595 $18,393 $11,947   $13,580    $48,455
  Total assets..........  30,127  32,372  37,526  46,486  57,584    58,716     93,591
  Long-term debt, less
   current portion......     558     216     --      --      --        --         --
  Stockholder's equity..  25,225  27,485  31,540  37,366  45,082    46,903     81,778

--------
(1) The financial information for Fiscal 1997 and the first quarter of Fiscal 1998 reflects the Company's acquisition in February 1997 of Interflo Technologies, Inc. ("Interflo"), a privately held corporation that manufactures porous plastic components and products used in various applications. See "Pro Forma Financial Information" and Note 2 to the Company's Consolidated Financial Statements.
(2) Based on 15,000,000 shares of Common Stock outstanding.

(3) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered hereby, after deducting underwriting discount and estimated offering expenses payable by the Company, at an assumed initial offering price of $15.50 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. Statements contained in this Prospectus regarding the Company's expectations with respect to its future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "seek" or "continue" or the negative thereof or other variations thereon or comparable terminology, are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to this offering or other initial public offerings. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SUBSTANTIAL CONTROL BY SYNETIC

  Immediately prior to the offering, Synetic was the owner of all of the equity of the Company. Upon completion of the offering, Synetic will own approximately 86% of the outstanding Common Stock and will therefore retain effective control of the Company and will be able to control the vote on matters submitted to the Company's stockholders and will also be able to elect the Board of Directors of the Company. In addition, certain directors or officers of Synetic are also directors or officers of the Company and may have conflicts of interest with respect to certain transactions that may affect the Company, such as transactions involving business dealings between the Company and Synetic, acquisition opportunities, the issuance of additional shares of Common Stock and other matters involving conflicts which cannot now be foreseen. The Company's Certificate of Incorporation provides for the allocation of certain corporate opportunities between Synetic and the Company. Officers and directors of Porex also beneficially own shares and have been granted options to purchase shares of Synetic. See "Description of Capital Stock--Certain Provisions of the Certificate of Incorporation, By-Laws and Delaware Law" and "Security Ownership of Management."

  The level of ownership of the outstanding Common Stock by Synetic may have the effect of discouraging or making more difficult, absent the support of Synetic, a proxy contest, a merger involving the Company, a tender offer, an open-market purchase program or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price of their shares of Common Stock. See "Transactions and Relationship with Principal Stockholder."

IMPLEMENTATION OF GROWTH STRATEGY; INTEGRATION OF ACQUISITIONS

  The Company has achieved significant growth in net sales and net income during the past several years and has implemented a strategy to continue this growth. No assurance can be given that this growth strategy will succeed or that the Company will be able to maintain its recent rate of growth. The success of the Company's growth strategy will depend to a substantial degree on its ability to internally develop new products and technologies, acquire businesses with complementary products and technologies and pursue growth opportunities in international markets. Due to the uncertainties inherent in the development of new products and technologies, there can be no assurance that the Company will be able to develop new products and technologies or that such products and technologies will be successful. In addition, there can be no assurance that the Company will be able to identify and consummate suitable acquisitions, to obtain the necessary financing on suitable terms for any future acquisitions, or to effectively and profitably integrate into the Company any operations that are acquired. Failure to integrate newly acquired businesses and products may have a material adverse effect on the Company's operating results and on the market price of the Company's Common Stock. The Company's ability to manage growth will require significant management attention and will require it to continue to implement and improve its operational, financial and management information systems and to motivate and effectively manage an increasing number of employees. Failure to manage such growth effectively could materially adversely affect the Company's business, financial condition or results of operations. In addition, international acquisitions may create additional risks, including those relating to political, economic and regulatory matters. See "Business--Growth Strategy."

POTENTIAL PRODUCT LIABILITY RISK AND ADEQUACY OF INSURANCE COVERAGE

  The products sold by the Company expose it to potential risk for product liability claims or recalls. Certain of the Company's products are designed to be implanted in the human body for long periods of time. Design defects and manufacturing defects with respect to such products sold by the Company could result in product liability claims and/or a recall of one or more of the Company's products. In addition, in recent years, there has been an increased public interest in product liability claims for implanted medical devices. The claims may be brought by individuals seeking relief for themselves or, increasingly, by groups seeking to represent a class. The Company believes that it carries adequate insurance coverage against product liability claims and other risks. There can be no assurance, however, that claims in excess of Porex's insurance coverage will not arise in connection with the development, manufacture or sale of its products. In addition, Porex's insurance policies must be renewed annually. Although Porex has in the past been able to obtain adequate insurance coverage at an acceptable cost and believes that it is adequately indemnified for products manufactured by others and distributed by it, there can be no assurance that in the future it will be able to obtain such insurance at an acceptable cost, or at all, or be adequately protected by such indemnification. A successful claim or claims brought against the Company in excess of available insurance coverage and not covered by adequate indemnities could have a material adverse effect on the business, financial condition or results of operations of the Company. Moreover, product liability claims or product recalls in the future could, regardless of their outcome, have a material adverse effect on the Company's reputation and on its ability to obtain and retain customers for its products. See "--Certain Litigation" and "Business--Potential Liability Risk and Availability of Insurance."

CERTAIN LITIGATION

  From 1988 through 1990, Porex distributed silicone mammary implants ("implants") in the United States pursuant to a distribution arrangement (the "Distribution Agreement") with a Japanese manufacturer (the "Manufacturer"). Because of costs associated with increased government regulation and examination, Porex's supplier determined to withdraw its implants from the United States market. On July 9, 1991, the FDA mandated a recall of all implants manufactured by companies that elected not to comply with certain FDA regulations regarding data collection. Accordingly, Porex notified all of its customers not to use any implants sold by Porex and to return such implants to Porex for a full refund. Porex believes that after accounting for implants returned to it, the aggregate number of recipients of implants distributed by Porex under the Distribution Agreement in the United States totaled approximately 2,500.

  Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of implants. Certain of the actions against Porex have been dismissed where it was determined that the implant in question was not distributed by Porex. In addition, as of November 5, 1997, 61 claims have been settled on a favorable basis by the Manufacturer, or by the insurance carriers of Porex, without material cost to Porex. As of November 5, 1997, 228 actions and 32 out-of-court claims were pending against Porex. One of the pending federal actions, Donna L. Turner v. Porex Technologies Corporation, et al., is styled as a class action. Of the 228 actions, 111 involve implants identified as distributed by Porex and 84 cases involve implants identified as not having been distributed by Porex. In the remaining 33 actions, the distributors of such implants have not been identified. The number of claims made by individuals during Fiscal 1997 was similar to the number of claims made during Fiscal 1996, both of which were significantly lower than the number of claims made during Fiscal 1995.

  The typical case or claim alleges that the individual's mammary implants caused one or more of a wide range of ailments. These implant cases and claims generally raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable law. The Company does not have sufficient information to evaluate each case and claim.

  The Company believes that it has a valid claim for indemnification under the Distribution Agreement with respect to any liabilities that could result from pending actions or claims by recipients of implants or any similar actions or claims that may be commenced in the future. However, Porex's right to indemnification is subject to a disagreement with the Manufacturer. Pending the resolution of such disagreement, the Manufacturer has been paying a portion of the costs of the settled claims.

  In 1994, Porex was notified that its lead primary and excess insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of implants. In response, Porex exercised its right under the policies with its lead carrier to purchase extended reporting period coverage with respect to such actions and claims. This extended reporting period coverage provides insurance, subject to existing policy limits but for an unlimited time period, with respect to actions and claims made after December 31, 1994 that are based on events that occurred during the policy period. In addition, Porex has other excess insurance under which it has similarly purchased extended reporting period coverage. This coverage also extends indefinitely, replacing coverage which would by its terms have otherwise expired by December 31, 1997. Porex will continue to evaluate the need to purchase further extended reporting period coverage from excess insurers to the extent such coverage is reasonably available. The Company believes that its present coverage, together with its insurance policies in effect on or before December 31, 1994, should provide adequate coverage against liabilities that could result from actions or claims arising out of Porex's distribution of implants. To the extent that certain of such actions and claims seek punitive and compensatory damages arising out of alleged intentional torts, such damages, if awarded, may or may not be covered, in whole or in part, by Porex's insurance policies. In addition, Porex's recovery from its insurance carriers is subject to policy limits and certain other conditions. Porex has been expensing the retention amount under its policies as incurred.

  Although no assurances can be given, the Company believes that the claims relating to the above-mentioned proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company. See "Business--Litigation."

REGULATORY REQUIREMENTS

  Porex manufactures and distributes certain medical/surgical devices, including plastic and reconstructive surgical implants. The development, testing, marketing and manufacturing of such devices are regulated under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act (the "1976 Amendments") and additional regulations promulgated by the Food and Drug Administration (the "FDA"). In general, these statutes and regulations require that manufacturers adhere to certain standards designed to ensure the safety and effectiveness of medical devices. Compliance with such requirements and the process of obtaining approvals can be costly, complicated and time-consuming and there can be no assurance that such approvals will be granted on a timely basis, or at all.

  Under the 1976 Amendments, each medical device manufacturer must be registered and must comply with intricate regulations. The FDA is authorized to obtain and inspect devices, their labeling and advertising, and to inspect the facilities in which they are manufactured. A device is classified as a Class I, II or III, depending on the degree of regulation deemed appropriate and necessary. Class I devices are subject only to general controls. Class II devices, in addition to general controls, are subject to performance standards. Class III devices, including most devices used or implanted in the body, require FDA pre-market approval before they may be marketed.

  Products which Porex may introduce in the future will be subject to the FDA classification requirements. The process may involve clinical investigation, or human study, to generate data to prove safety and effectiveness. There can be no assurance that new products will be approved, or that they will be classified in the manner requested by Porex. Classification can be an expensive and time consuming process that can delay or prevent the introduction of products.

  Medical devices also are subject to postmarket reporting requirements when the device may have caused or contributed to the death or serious injury, and when device malfunctions would be likely to cause or contribute to a death or serious injury. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA. See "Business--Regulation."

DEPENDENCE ON PROPRIETARY RIGHTS AND PROPRIETARY KNOW-HOW

  The Company depends in part on its proprietary technology and technical know-how. The Company relies on a combination of trade secret, patent and other intellectual property laws and confidentiality procedures and non-disclosure contractual provisions to protect its intellectual property. However, any such method may not provide adequate protection, and such information may become known to, or be independently developed by, competitors and the Company's patent or proprietary rights in such knowledge may be challenged. Such events could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business-- Intellectual Property."

CHANGING CUSTOMER REQUIREMENTS

  The Company's products are integrated into end products used in various industries, some of which are characterized by rapidly changing technology and frequent new product introductions. Accordingly, the Company's success will depend to a substantial degree on its ability to develop and introduce in a timely manner products and applications that meet changing customer requirements. However, there can be no assurance that the Company will be able to do so. See "--Competition."

COMPETITION

  The Company competes with other producers of porous plastic materials, as well as producers of non-plastic porous materials used instead of porous plastic in certain applications. The Company's ongoing success requires the continued development of new products and applications of its existing products. The Company's competitors may succeed in developing porous plastic and other products that are more effective than the Company's products. See "Business--Competition."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the offering, the Company will have a total of 17,500,000 shares of Common Stock (17,875,000 if the Underwriters over-allotment options are exercised in full) outstanding and approximately shares of Common Stock subject to stock options granted under the Company's stock option plans. See "Management--Compensation Pursuant to Plans and Arrangements of the Company." Of such shares, 2,500,000 shares of Common Stock (2,875,000 if the Underwriters over-allotment options are exercised in full) being sold in the offering (together with any shares sold upon exercise of the Underwriters' over-allotment option) will be immediately eligible for sale in the public market without restriction, except for shares purchased by or issued to any "affiliate" of the Company (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")). All of the outstanding shares of Common Stock held by Synetic will be "restricted securities" as such term is defined under Rule 144 under the Securities Act ("Rule 144"). The Company and Synetic have agreed not to sell or otherwise dispose of any shares of Common Stock without the consent of Merrill Lynch for a period of 180 days after the date of this Prospectus, subject to certain exceptions. See "Shares Eligible for Future Sale" and "Underwriting."

  Subject to the restrictions described above and applicable law, Synetic will be free to sell shares of Common Stock it owns upon completion of the offering. Upon consummation of the offering, Synetic will own approximately 86% (approximately 84% if the Underwriters over-allotment options are exercised in full) of the outstanding Common Stock. In connection with the offering, the Company and Synetic have entered into an agreement which provides that Synetic will have certain rights to have the shares of Common Stock owned by it after the offering registered by the Company under the Securities Act in order to permit the public sale of such shares. While Synetic in the future may effect sales of Common Stock that will reduce its ownership interest in the Company, Synetic has advised the Company that it currently has no plans to reduce its ownership interest in the Company through sales or other dispositions following the offering. However, Synetic is not subject to any contractual obligation to retain its controlling interest, except that Synetic has agreed not to sell or otherwise dispose of any shares of the Company for a period of 180 days after the date of the Prospectus, as noted above. No prediction can be made as to the effect, if any, that future sales of Common Stock by Synetic, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could materially and adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. In addition, in the event the Company makes future acquisitions, the Company may issue equity securities as consideration for one or more such acquisitions or may be required to raise funds in addition to those being raised in the offering through borrowings or the issuances of additional debt or equity securities. See "--Implementation of Growth Strategy; Integration of Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity," "Business--Growth Strategy," "Transactions and Relationship with Principal Stockholder--Certain Agreements" and "Shares Eligible for Future Sale."

ABSENCE OF PUBLIC MARKET FOR SECURITIES

  Prior to these offering there has been no public market for any securities of the Company. Although the Company intends to make application to quote the Common Stock on the Nasdaq National Market, there can be no assurance that any trading market for the shares will develop, or, if any such market develops, that it will be sustained. Accordingly, purchasers of the Common Stock may experience difficulty selling or otherwise disposing of such shares. The initial public offering price of the Common Stock offered hereby has been determined through negotiations among the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the offering. Moreover, the market price of the Common Stock after the offering may be volatile and will be affected by, among other things, the Company's performance, industry related factors and general market conditions. See "Underwriting" for information relating to the method for determining the initial public offering price of the Common Stock.

DILUTION; ABSENCE OF DIVIDENDS

  Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution. See "Dilution." The Company currently anticipates that it will retain all available funds for use in its business and does not expect to pay any cash dividends in the foreseeable future. See "Dividend Policy."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

  The Company intends to use the net proceeds from the issuance and sale of Common Stock offered hereby for general corporate purposes, which may include acquisitions. As of the date of this Prospectus, the Company has no agreement or understanding with any prospective acquisition candidate in respect of a specific transaction and has not finally determined the corporate purposes for which such net proceeds will be used. Accordingly, the specific uses for the net proceeds will be at the discretion of the Board of Directors and the management of the Company and will not necessarily require shareholder approval. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the issuance and sale of Common Stock offered hereby at an assumed initial public offering price of $15.50 per share are estimated to be approximately $34.9 million (approximately $40.1 million if the Underwriters' over-allotment option is exercised) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company currently intends to use the funds for general corporate purposes, which may include acquisitions. As part of the implementation of its growth strategy, the Company reviews acquisition opportunities on a regular basis and from time to time enters into negotiations with respect to potential acquisitions. As of the date of this Prospectus, the Company has no agreement or understanding with a prospective acquisition candidate in respect of a specific transaction. The identity of the businesses that may ultimately be acquired are not known by the Company at this time. There can be no assurance that the Company will be able to consummate any acquisitions. See "Risk Factors--Implementation of Growth Strategy; Integration of Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Growth Strategy."

  Pending use of the net proceeds of the offering, the Company intends to invest such proceeds in U.S. government or investment-grade marketable securities.

                                DIVIDEND POLICY

  The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. See "Risk Factors--Dilution; Absence of Dividends."

                                   DILUTION

  At September 30, 1997, the Company had a net tangible book value of $34.7 million or $2.31 per share of Common Stock. Net tangible book value represents the difference between the tangible assets of the Company and the total liabilities of the Company. Net tangible book value per share of Common Stock represents the total net tangible book value of the Company divided by the number of shares of Common Stock outstanding.

  After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock to be sold in the offering (at an assumed initial public offering price of $15.50 per share) and the receipt of the estimated net proceeds thereof, after deducting underwriting discount and estimated offering expenses payable by the Company, the net tangible book value of the Company would have been $3.97 per share at September 30, 1997. This amount represents an immediate increase in net tangible book value per share of $1.66 to Synetic and an immediate dilution in net tangible book value per share (the difference between the public offering price of the shares and the net tangible book value after the offering) of $11.53 per share to new investors. The following table illustrates such per share dilution:

Assumed initial public offering price per share.....................       $15.50
  Net tangible book value per share before the offering............. $2.31
  Increase per share attributable to new investors..................  1.66
                                                                     -----
Pro forma net tangible book value per share after the offering......         3.97
                                                                           ------
Dilution per share to new investors(1)..............................       $11.53
                                                                           ======

--------

(1) Dilution is determined by subtracting the pro forma net tangible book value per share of Common Stock after the offering from the initial public offering price per share.

                                CAPITALIZATION

  The following table sets forth the unaudited cash and cash equivalents and capitalization of the Company at September 30, 1997 on a historical basis and as adjusted to give effect to the sale in the offering of 2,500,000 shares of Common Stock at the assumed public offering price of $15.50 per share and the application of the estimated net proceeds of such sale (after deducting underwriting discount and estimated offering expenses payable by the Company). See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and notes thereto, the Pro Forma Financial Information and other financial information included elsewhere in this prospectus.

                                                               SEPTEMBER 30,
                                                                    1997
                                                              -----------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              -------  --------
                                                               (IN THOUSANDS)
Cash and cash equivalents.................................... $ 7,352  $42,227
                                                              =======  =======
Long-term debt............................................... $   --   $   --
                                                              -------  -------
Stockholder's equity:
  Preferred stock, $.01 par value, 10,000,000 shares autho-
   rized;
   no shares issued and outstanding..........................     --       --
  Common stock, $.01 par value, 50,000,000 shares authorized;
   15,000,000 shares issued and outstanding; 17,500,000
   shares as adjusted(1)(2)..................................     150      175
  Additional paid-in capital.................................     --    34,850
  Retained earnings..........................................  47,374   47,374
  Cumulative foreign currency translation adjustment.........    (621)    (621)
                                                              -------  -------
    Total stockholder's equity...............................  46,903   81,778
                                                              -------  -------
      Total capitalization................................... $46,903  $81,778
                                                              =======  =======

--------
(1) See Note 3 to the Company's Consolidated Financial Statements.

(2) Does not include       shares of Common Stock reserved for future issuance
  under the Company's stock option plans. See "Management--Compensation Pursuant to Plans and Arrangements of the Company--Stock Option Plans."

                            SELECTED FINANCIAL DATA

  The following table sets forth selected consolidated financial data as of and for each of the five years in the period ended June 30, 1997 and as of September 30, 1997 and for the three-month periods ended September 30, 1996 and 1997. Data as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus which have been audited by Arthur Andersen LLP, independent public accountants for the Company. Such information should be read in conjunction with the accompanying notes and the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus. Information as of June 30, 1993, 1994 and 1995 and for each of the years ended June 30, 1993 and 1994 and as of and for the three-month periods ended September 30, 1996 and 1997 is unaudited but, in the opinion of management, contains all normal and recurring adjustments necessary to present fairly the financial position and results of operations of the Company for those periods. Results for the interim periods are not necessarily indicative of results for any full year.

                                                                   THREE MONTHS ENDED
                                    YEAR ENDED JUNE 30,               SEPTEMBER 30,
                          --------------------------------------- ---------------------
                           1993    1994    1995    1996   1997(1)  1996      1997(1)
                          ------- ------- ------- ------- ------- ------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $30,130 $33,093 $39,180 $45,129 $52,885 $11,185    $14,833
Costs and expenses:
  Cost of sales.........   18,124  21,493  23,006  25,106  29,035   6,126      8,316
  Selling, general and
   administrative.......    7,685   8,560   9,933  10,714  11,697   2,762      3,189
                          ------- ------- ------- ------- ------- -------    -------
Operating income........    4,321   3,040   6,241   9,309  12,153   2,297      3,328
Other income, net ......      155      48     244     586     904     305        103
                          ------- ------- ------- ------- ------- -------    -------
Income before provision
 for income taxes.......    4,476   3,088   6,485   9,895  13,057   2,602      3,431
Provision for income
 taxes..................    1,755   1,136   2,710   3,844   4,945     985      1,363
                          ------- ------- ------- ------- ------- -------    -------
Net income..............  $ 2,721 $ 1,952 $ 3,775 $ 6,051 $ 8,112 $ 1,617    $ 2,068
                          ======= ======= ======= ======= ======= =======    =======
Net income per share(2).  $   .18 $   .13 $   .25 $   .40 $   .54 $   .11    $   .14
                          ======= ======= ======= ======= ======= =======    =======
                                         JUNE 30,                         SEPTEMBER 30,
                          ---------------------------------------         -------------
                           1993    1994    1995    1996   1997(1)            1997(1)
                          ------- ------- ------- ------- -------         -------------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $10,090 $10,915 $12,595 $18,393 $11,947            $13,580
Total assets............   30,127  32,372  37,526  46,486  57,584             58,716
Long-term debt, less
 current portion........      558     216     --      --      --                 --
Stockholder's equity....   25,225  27,485  31,540  37,366  45,082             46,903

--------
(1) The financial information for Fiscal 1997 and the first quarter of Fiscal 1998 reflects the Company's acquisition of Interflo in February 1997. See "Pro Forma Financial Information."
(2) Based on 15,000,000 shares of Common Stock outstanding.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated (i) the percentage which certain items in the financial statements of the Company bear to net sales and (ii) the percentage change in the dollar amount of such items from period to period.

                                                                PERCENTAGE INCREASE
                             PERCENTAGE OF NET SALES                 (DECREASE)
                         -----------------------------------  --------------------------
                                              THREE MONTHS                 THREE MONTHS
                          YEAR ENDED JUNE         ENDED       YEAR ENDED       ENDED
                                30,           SEPTEMBER 30,    JUNE 30,    SEPTEMBER 30,
                         -------------------  --------------  -----------  -------------
                                                              1996   1997      1997
                                                               VS     VS        VS
                         1995   1996   1997    1996    1997   1995   1996      1996
                         -----  -----  -----  ------  ------  -----  ----  -------------
Net sales............... 100.0% 100.0% 100.0%  100.0%  100.0%  15.2% 17.2%      32.6%
Cost of sales...........  58.7   55.6   54.9    54.8    56.1    9.1  15.6       35.7
Selling, general and
 administrative.........  25.4   23.8   22.1    24.7    21.5    7.9   9.2       15.5
                         -----  -----  -----  ------  ------  -----  ----      -----
Total costs and
 expenses...............  84.1   79.4   77.0    79.5    77.6    8.7  13.7       29.4
                         -----  -----  -----  ------  ------  -----  ----      -----
Operating income........  15.9   20.6   23.0    20.5    22.4   49.2  30.6       44.9
Other income, net.......   0.6    1.3    1.7     2.7     0.7  140.2  54.3      (66.2)
                         -----  -----  -----  ------  ------  -----  ----      -----
Income before provision
 for income taxes.......  16.5   21.9   24.7    23.2    23.1   52.6  32.0       31.9
Provision for income
 taxes..................   6.9    8.5    9.4     8.8     9.2   41.8  28.6       38.4
                         -----  -----  -----  ------  ------  -----  ----      -----
Net income..............   9.6%  13.4%  15.3%   14.4%   13.9%  60.3% 34.2%      27.9%
                         =====  =====  =====  ======  ======  =====  ====      =====

THREE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1997

  Net sales for the first quarter of Fiscal 1998 increased 32.6% to $14,833,000 from $11,185,000 in the comparable prior year period. The acquisition of Interflo in February 1997 accounted for $1,611,000 of the increase in sales. The balance of the increase in net sales was due principally to (a) significant increased sales of writing instrument nibs, (b) increased sales to medical original equipment manufacturers ("OEMs") of porous components used in diagnostic products and (c) increased sales of porous plastic components to the industrial market, including components used in electronic devices.

  Cost of sales for the first quarter of Fiscal 1998 increased 35.7% to $8,316,000 from $6,126,000 in the comparable prior year period. This increase was attributable to the operations of Interflo, the increased sales volume noted above and to a lesser extent additional depreciation for equipment associated with process improvements. As a percent of net sales, cost of sales for the first quarter of Fiscal 1998 increased to 56.1% from 54.8% in the prior year period due to certain higher costs associated with the operations of Interflo. The Company expects to improve the productivity of Interflo through the introduction of the Company's proprietary technology and manufacturing processes.

  Selling, general and administrative expenses for the first quarter of Fiscal 1998 increased 15.5% to $3,189,000 from $2,762,000 in the comparable prior year period. This increase was due primarily to an increase in expenses associated with the increase in sales volume noted above and to the operations of Interflo. As a percent of net sales, selling, general and administrative expenses for the first quarter of Fiscal 1998 decreased to 21.5% from 24.7% in the prior year. This improvement reflects the higher growth rate of net sales as compared to the growth rate of selling, general and administrative expenses, a portion of which are fixed in nature and do not increase proportionately with net sales.

  Other income, net, which is comprised primarily of interest income, for the first quarter of Fiscal 1998 decreased 66.2% to $103,000 from $305,000 from the prior year period due to reduced cash available for investment following the payment in cash of the purchase price for the acquisition of Interflo.

  The effective tax rate for the first quarter of Fiscal 1998 increased to 39.7% from 37.9% in the prior year period due primarily to foreign tax adjustments lowering the effective rate in the prior year.

FISCAL 1997 COMPARED TO FISCAL 1996

  Net sales for Fiscal 1997 increased 17.2% to $52,885,000 from $45,129,000 in the comparable prior year period. The acquisition of Interflo and other businesses accounted for $4,102,000 of the sales increase. The balance of the increase in net sales was due principally to (a) increased sales of writing instrument nibs primarily as a result of the introduction of a new line of writing instrument products, (b) increased sales of medical OEM porous components, such as pipette tip filters, and sales of the Company's own finished products, such as pipette tips, primarily to the research and laboratory markets and (c) to a lesser extent, increased sales of surgical products.

  Costs of sales for Fiscal 1997 increased 15.6% to $29,035,000 from $25,106,000 in the comparable prior year period due to the increased sales volume noted above and to the operations of Interflo. As a percent of net sales, cost of sales for Fiscal 1997 decreased to 54.9% from 55.6% in the comparable prior year period principally due to increased leverage of certain fixed costs which do not increase proportionately with sales and improvements in material and labor usage.

  Selling, general and administrative expenses for Fiscal 1997 increased 9.2% to $11,697,000 from $10,714,000 in the comparable prior year period due primarily to an increase in expenses associated with the increase in sales volume noted above. As a percent of net sales, selling, general and administrative expenses for Fiscal 1997 decreased to 22.1% from 23.8% in the comparable prior year period. This improvement reflects the higher growth rate of net sales as compared to the growth rate of selling, general and administrative expenses, a portion of which are fixed in nature and do not increase proportionately with net sales.

  Other income for Fiscal 1997 increased 54.3% to $904,000 from $586,000 in the comparable prior year period primarily as a result of the investment of additional cash generated from operations.

  The effective tax rate for Fiscal 1997 decreased to 37.9% from 38.8% in the prior year period primarily as a result of a reduction in state income taxes resulting from changes in certain state apportionment rules.

FISCAL 1996 COMPARED TO FISCAL 1995

  Net sales for Fiscal 1996 increased 15.2% to $45,129,000 from $39,180,000 in the comparable prior year period. The increase in net sales was due principally to (a) increased sales of medical OEM porous components primarily used in diagnostic applications and pipette tip filters for the research and laboratory markets, (b) increased sales of plastic pharmaceutical vials and
(c) increased sales of writing instrument nibs.

  Cost of sales for Fiscal 1996 increased 9.1% to $25,106,000 from $23,006,000 in the comparable year period due to the increased sales volume noted above and additional depreciation related to capital equipment added to expand production capabilities and improve efficiencies and product development costs. As a percent of net sales, cost of sales for Fiscal 1996 decreased to 55.6% from 58.7% in the comparable prior year period principally due to increased leverage of certain fixed costs which do not increase proportionately with sales and improvements in material and labor usage.

  Selling, general and administrative expenses for Fiscal 1996 increased 7.9% to $10,714,000 from $9,933,000 in the comparable prior year period due primarily to an increase in expenses associated with the increase in sales volume noted above. As a percent of net sales, selling, general and administrative expenses for Fiscal 1996 decreased to 23.8% from 25.4% in the prior year. This improvement reflects the higher growth rate of net sales as compared to the growth rate of selling, general and administrative expenses, a portion of which are fixed in nature and do not increase proportionately with net sales.

  Other income, which is comprised primarily of interest income for Fiscal 1996 increased 140.2% to $586,000 from $244,000 in the comparable prior year period primarily as a result of the investment of additional cash generated from operations.

  The effective tax rate for Fiscal 1996 decreased to 38.8% from 41.8% in the prior year period primarily due to tax credits on certain foreign investments.

CAPITAL RESOURCES AND LIQUIDITY

  As of September 30, 1997, the Company had $7,352,000 of cash and cash equivalents. Cash and cash equivalents decreased $5,576,000 in Fiscal 1997 as a result of (a) net cash used for investing activities of $17,888,000 offset partially by (b) net cash provided by operations of $13,324,000. Net cash provided by operating activities in Fiscal 1997 increased 22.5% from $10,876,000 in Fiscal 1996, principally as a result of increased net income and increased depreciation and amortization. Net cash used for investing activities of $17,888,000 in Fiscal 1997 consisted of $12,813,000 paid for acquired businesses (principally, Interflo) and capital expenditures of $5,075,000. As of September 30, 1997, the Company had no long-term indebtedness.

  Prior to the offering, the Company has operated as a wholly owned subsidiary of Synetic. As a result, Synetic employees have performed certain functions on behalf of the Company relating primarily to financial analysis and tax and legal advice in connection with the Company's operations and other technical services. Costs associated with these services historically have not been material. Following the offering, as a result of becoming a separate public company, the Company anticipates that overhead expenses will increase as a result of (a) the costs associated with being a public company and (b) costs relating to the addition of any personnel required to manage and administer its affairs and to pursue its growth strategy. The Company at this time cannot estimate the magnitude of the increase in overhead expenses. While no assurance can be given, the Company believes that any such incremental costs will not be material.

  As part of its growth strategy, the Company reviews acquisition opportunities on a regular basis and from time to time enters into negotiations with respect to potential acquisitions. As of the date of this Prospectus, the Company has no agreement or understanding with a prospective acquisition candidate in respect of a specific transaction. Since the Company's working capital requirements have generally been met by cash flow from operations and no material commitments for capital expenditures exist, the Company intends to use the net proceeds of the offering for general corporate purposes, including potential acquisitions. Financing for such acquisitions may also come from several other sources, including, without limitation, proceeds from the incurrence of indebtedness or the issuance of preferred or common stock, convertible debt or other securities. As consideration for any acquisitions, in addition to cash, the Company may issue securities such as notes or common or preferred stock. There can be no assurance that the Company will be able to consummate any such financing or that the failure to obtain such financing will not have a material adverse effect on the Company's growth strategy. See "Risk Factors--Implementation of Growth Strategy; Integration of Acquisitions," "Use of Proceeds" and "Business--Growth Strategy."

  While the claims relating to the implant litigation, individually or in the aggregate, are not expected to have a material adverse effect on the operations and liquidity of the Company, there can be no assurance that, if the cases or claims relating to the mammary implant litigation are settled or decided on terms unfavorable to the Company, such settlements or decisions would not have a material adverse effect on the Company's business, results of operations or liquidity. See "Risk Factors--Certain Litigation" and "Business--Litigation."

YEAR 2000 COMPLIANCE

  The Company is currently in the process of converting its computer systems to year 2000 compliant software. The Company does not expect that the cost of converting such systems will be material to its financial condition or results of operations. The Company believes it will be able to achieve year 2000 compliance by the end of 1999, and does not currently anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the year 2000 compliance status of its suppliers and customers.

                        PRO FORMA FINANCIAL INFORMATION

  The Unaudited Pro Forma Condensed Consolidated Statement of Income for Fiscal 1997 has been prepared by the Company by combining, with the adjustments described in the accompanying notes, the results of operations of the Company and Interflo assuming the acquisition of Interflo had been consummated at July 1, 1996, the beginning of the period presented. The pro forma information is not necessarily indicative of results of operations which would have occurred had the acquisition been consummated as of July 1, 1996, or of the results of future operations.

  The results of operations of the Company are derived from the Company's audited Consolidated Financial Statements for Fiscal 1997. The results of operations of Interflo are derived from the books and records of Interflo for the period from July 1, 1996 to February 10, 1997 (date of acquisition). The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

  The Unaudited Pro Forma Condensed Consolidated Statement of Income should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto as well as the Financial Statements of Interflo and the related notes thereto which are included elsewhere in this Prospectus.

                      POREX CORPORATION AND SUBSIDIARIES

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           INTERFLO
                                            FOR THE
                             POREX        PERIOD FROM
                          YEAR ENDED    JULY 1, 1996 TO   PRO FORMA
                         JUNE 30, 1997 FEBRUARY 10, 1997 ADJUSTMENTS  PRO FORMA
                         ------------- ----------------- -----------  ---------
Net sales...............    $52,885         $3,584                     $56,469
                            -------         ------                     -------
Costs and expenses:
  Cost of sales.........     29,035          2,544                      31,579
  Selling, general and
   administrative.......     11,697            945          $ 182(1)    12,824
                            -------         ------          -----      -------
                             40,732          3,489            182       44,403
                            -------         ------          -----      -------
Operating income........     12,153             95           (182)      12,066
Other income (expense),
 net....................        904            (32)          (331)(2)      541
                            -------         ------          -----      -------
Income before provision
 for income taxes.......     13,057             63           (513)      12,607
Provision for income
 taxes..................      4,945              1           (181)(3)    4,765
                            -------         ------          -----      -------
Net income..............    $ 8,112         $   62          $(332)     $ 7,842
                            =======         ======          =====      =======
Net income per share....    $   .54                                    $   .52
                            =======                                    =======
Weighted average shares
 outstanding............     15,000                                     15,000
                            =======                                    =======

--------
(1) Represents the amortization of goodwill and other intangibles determined on a straight-line basis over periods of up to 40 years resulting from the purchase accounting adjustments related to the transaction.

(2) Represents the elimination of the interest income earned on the funds used to acquire Interflo.

(3) Represents (a) a provision for taxes computed on Interflo's income before provision for income taxes, which was not included in the Financial Statements of Interflo since Interflo was a Subchapter S Corporation, and
  (b) the tax effects of the pro forma adjustments at an assumed combined federal and state statutory rate of 40%.

                                   BUSINESS

GENERAL

  Porex is a leading developer, manufacturer and distributor of porous plastics products and has a 35-year history of innovation and market leadership in the field of porous plastics. The Company's porous and solid plastic components and products are used in a wide range of healthcare, consumer and industrial applications. Porex's principal products are porous plastic components, which are incorporated by other manufacturers in a wide array of finished products, and Porex also designs and manufactures its own line of finished products in the healthcare area. Below is a summary of Porex's three product areas.

  Healthcare. In the healthcare industry, Porex designs and manufactures various components that are incorporated in the products of other healthcare manufacturers, as well as its own line of pipette tips, blood serum filters, surgical implants and plastic pharmaceutical vials. The Company sells its healthcare components and products directly to customers and through independent distributors, such as Allegiance Healthcare Corporation and Fisher Scientific. Healthcare products represented approximately $27.2 million, or 51%, of the Company's net sales for Fiscal 1997.

  Consumer. Porex manufactures porous plastic components for use by other manufacturers in a variety of home and office products and appliances, such as writing pen tips, or "nibs," used in marking and highlighting pens, home water filters, and deodorant and fragrance applicators. Sales to this market represented approximately $14.7 million, or 28%, of Porex's net sales for Fiscal 1997.

  Industrial. Porex manufactures a wide range of custom porous plastic components for industrial applications, including automobile battery vents, wastewater treatment filters and silencers to reduce sound levels produced by compressed air. Industrial products represented approximately $11.0 million, or 21%, of Porex's net sales for Fiscal 1997.

  The Company's porous plastic products are used to filter, wick, diffuse, drain, vent or control the flow of fluids or gases. Porous plastic has a permeable structure with omni-directional, interconnecting pores that allow fluids and gases to flow in all directions. In numerous healthcare, consumer and industrial applications, porous plastic is a cost-effective and high-quality alternative to other non-porous plastic media. Depending on the intended application, the Company manufactures porous plastic products with pore sizes between approximately 5 and 500 micrometers (one micrometer is equal to one-millionth of a meter; an object of 40 micrometers in size is about as small as can be discerned by the naked eye). Porex manufactures porous plastic materials at its own facilities as fabricated devices, custom-molded shapes, sheets, tubes or rods, depending on the intended application or customer specifications.

  The table below sets forth the aggregate amount of net sales of the Company's products for healthcare, consumer and industrial applications. See
Note 5 to the Company's Consolidated Financial Statements for Segment Information by geographic area.

                                     YEAR ENDED JUNE 30,
                          -------------------------------------------  THREE MONTHS ENDED
                              1995           1996           1997       SEPTEMBER 30, 1997
                          -------------  -------------  -------------  -------------------
                          AMOUNT    %    AMOUNT    %    AMOUNT    %      AMOUNT      %
                          ------- -----  ------- -----  ------- -----  -------------------
                                                 (IN THOUSANDS)
Product Category:
 Healthcare.............  $19,957  50.9% $23,723  52.6% $27,216  51.5% $    7,275     49.0%
 Consumer...............    9,854  25.2   11,231  24.9   14,709  27.8       4,748     32.0
 Industrial.............    9,369  23.9   10,175  22.5   10,960  20.7       2,810     19.0
                          ------- -----  ------- -----  ------- -----  ---------- --------
  Total Net Sales.......  $39,180 100.0% $45,129 100.0% $52,885 100.0% $   14,833    100.0%
                          ======= =====  ======= =====  ======= =====  ========== ========

COMPETITIVE STRENGTHS

  Porex's leading reputation for developing innovative manufacturing technology and providing solutions to complex customer requirements results from its competitive strengths described below.

  Technological Leadership. The Company is a technological leader in the design and manufacture of porous plastic products. Through 35 years of experience, the Company has developed extensive proprietary technologies that the Company believes provide it with significant competitive advantages. One such advantage is the proprietary design of its molding machines and molds, which provide an efficient and cost-effective method of manufacturing high-quality products.

  Advanced, Efficient Manufacturing Capabilities. The Company has technologically advanced manufacturing capabilities, with four manufacturing facilities located in the United States and additional facilities in the United Kingdom and Germany. The Company has spent over $12.0 million in the last three fiscal years on new machines and technology to improve efficiency and manufacturing processes in order to produce higher quality products. Two of the Company's U.S. facilities operate under Good Manufacturing Practices ("GMP") protocols and are registered with the FDA and a third U.S. facility will seek FDA registration. Both of the Company's European facilities are International Standards Organization ("ISO") certified. The Company believes that its operation under GMP protocols and ISO certification and its recognition as a reliable source of supply gives it significant competitive advantages in the United States and Europe.

  Active Collaboration with Customers. Since its inception, Porex has dedicated itself to identifying and implementing solutions to complex customer design and performance requirements. The Company's customer-focused teams consult with customers and take a proactive role in developing new applications of its proprietary technology. The Company has a diverse customer base of over 600 customers, including numerous Fortune 500 companies.

  Technically Skilled Sales Force. The Company's marketing activities are conducted by a sales and marketing force of 19 professionals with in-depth knowledge of plastics technologies and product applications. This knowledge enables them to identify and develop products that provide solutions to both industry-wide and customer-specific problems. The Company believes that the technical skills of its sales force have created close working relationships with many of its customers, allowing the Company to respond promptly to customer demands.

  Experienced Management. The Company's senior managers responsible for manufacturing, research and development, and sales and marketing have played an integral role in the development of the porous plastics industry. Several of these managers have more than 20 years of industry experience and have been important to the Company's identification of emerging customer needs, the development of new applications for its core technologies and the establishment of its proprietary manufacturing facilities and processes.

GROWTH STRATEGY

  The Company's objective is to increase sales and net income by leveraging the Company's competitive strengths and broadening its product offerings. To achieve this objective, the Company intends to internally develop and acquire new products and technologies that complement the Company's current product offerings. In addition, the Company intends to pursue growth opportunities in international markets.

  Internal Development and Acquisition of Complementary Products and Technologies. The Company believes there are significant opportunities for new applications of porous plastic products and components. In addition, the Company intends to expand its product offerings to include non-plastic porous products. The Company anticipates pursuing these opportunities by internally developing and acquiring (i) non-plastic porous media products and technologies, (ii) new products and technologies in the life sciences and clinical products areas to take advantage of its established distribution network and (iii) new products in the surgical products area.

  . New Porous Media Products and Technologies. Historically, substantially all of the Company's porous plastic components and products have been manufactured from thermoplastic polymers. The Company believes, however, that certain non-plastic porous media, such as fiber, felts and membranes, are preferred by certain customers over porous plastics for certain applications. The Company is seeking to increase sales to existing customers and gain new customers by expanding its product lines to include non-plastic porous media through internal development and acquisitions. The Company believes that there are many attractive acquisition candidates with different porous media technology that are privately held companies with fewer resources and customer relationships than Porex. By acquiring one or more of these companies, the Company believes that it can penetrate the market for non-plastic porous media products through leveraging its own size, manufacturing experience and reputation for providing innovative customer-driven solutions in the porous plastics area.

  . Life Sciences and Clinical Products. Porex believes that it can achieve sales growth in the life sciences and clinical products areas by acquiring businesses with new products and technologies and through internal development of new products. By broadening its mix of life sciences and clinical products, Porex believes that it can increase sales to medical and laboratory product distributors by taking advantage of the industry trend to consolidate the sources of supply. Porex currently distributes its life sciences and clinical products through distributors such as Allegiance Healthcare Corporation and Fisher Scientific. Porex is a "Best Value" supplier partner of Allegiance Healthcare Corporation and a key "Outstanding Quality" supplier of Fisher Scientific.

  . Surgical Products. Porex has developed strong relationships with plastic and reconstructive surgeons through the development and commercialization of its MEDPOR surgical implant product line. Through its established distribution network, Porex also sells surgical drains and markers. Porex intends to expand its product offerings in the surgical products area by leveraging its existing relationships with surgeons and its distribution network, as well as by acquiring businesses with complementary surgical products.

  Expansion in International Markets. The Company believes that markets outside of the United States offer significant growth opportunities for numerous porous plastic applications that have been proven effective in the United States. The Company's strategy is to introduce in these markets porous plastic alternatives to higher-cost or lower-performing products made from other media. During Fiscal 1997, the Company acquired two U.K. entities, Sintair and Warwicker, to complement its existing European manufacturing base and accelerate its growth in Europe. The Company believes its presence in Europe enables it to work more closely with its customers and gives its customers assurance of a reliable regional supplier of porous plastic components. In addition, the Company has a regional office based in Malaysia to service Pacific Rim customers. This office coordinates marketing of the Company's porous plastic components through independent sales representatives in several Asian countries. The Company intends to aggressively seek further opportunities to increase its sales to foreign customers and its presence in foreign markets, including expanding its foreign manufacturing capabilities.

  There can be no assurance that the Company can successfully implement its growth strategy and achieve its objectives. See "Risk Factors--Implementation of Growth Strategy; Integration of Acquisitions."

HEALTHCARE PRODUCTS

  Porex manufactures porous plastic components for incorporation into healthcare products made by OEMs. The Company's proprietary products for life sciences and clinical applications include blood serum filters, pipette tips and blood tube closure devices. The Company also manufactures and assembles a line of medical/surgical products designed primarily for use in plastic and reconstructive surgery, oculoplastic surgery and oral maxillofacial surgery.

  OEM Medical Product Components. Porex manufactures various porous plastic components that it sells to OEMs for incorporation into their finished products. These porous plastic products are used to filter, wick, diffuse, drain, vent or control the flow of fluid or gases and are also used as membrane supports in certain products. The components include (i) self-sealing valves in surgical vacuum canisters to minimize exposure to blood or other body fluids and to protect downstream vacuum sources, (ii) a venting system for catheters which allows air to vent from a catheter as it is inserted into a vein, while at the same time preventing blood spillage and possible contamination of hospital personnel, (iii) vents for blood storage containers used in clinical research, and (iv) an array of porous plastic strips and similar components used for wicking body fluids in diagnostic testing and monitoring kits for professional and home use.

  Life Sciences and Clinical Products. The Company's life science products include a full line of pipette tips used by research laboratories worldwide. The Company produces certain pipette tips that contain patented porous plastic filters that prevent contamination of pipetters and test samples. In the clinical area, Porex's blood serum filters are used to separate microscopic particles and fibrous matter (fibrin) from centrifuged blood serum to prevent clogging of automated laboratory chemical analysis equipment. Porex also manufactures a line of closure devices that are used with blood serum filters and tubes. Porex believes that the demand for its current blood serum filters has been decreasing in the past few years due to the use of automated blood testing equipment which does not require filtered blood serum for analysis.

  The Company has identified disposable plastic products for the life sciences and clinical market as a niche market with significant growth opportunity. In this area, the Company has recently introduced two new products: (i) an enhanced pipette tip product line for hand and automatic pipetters and (ii) a line of plastic test tubes. A pipetter is a device for transferring a precise amount of fluid.

  Surgical Products. Porex's surgical products are marketed primarily to surgeons who specialize in plastic and reconstructive surgery, oculoplastic surgery and oral maxillofacial surgery. The product line includes MEDPOR Surgical Implant polymeric biomaterial, used for craniofacial reconstruction and augmentation, and TLS Surgical Drainage Systems for small surgical incisions. Porex also markets Squeeze-Mark and TLS Surgical Marker pens to mark the areas of proposed surgical incision. Porex manufactures MEDPOR Surgical Implant material and distributes, and in some cases assembles, the other items in its surgical product line.

  Vials and Solid Plastic Components. Porex manufactures and sells a full line of plastic pharmaceutical vials. Porex also produces close-tolerance solid plastic components, which use most thermoplastic resins, but primarily polystyrene, polypropylene and thermoplastic rubber for medical and industrial applications. Some of these products are custom designed and produced to satisfy individual customer specifications.

CONSUMER PRODUCTS

  Porex manufactures a line of porous plastic components used in a variety of home and office products and appliances.

  Writing Instrument Nibs. Porex's consumer products include a variety of writing pen tips, or "nibs", which Porex supplies to manufacturers of marking and highlighting pens. The porous nib conducts the ink stored in the pen barrel to the writing surface by capillary action. Recently, Porex introduced a line of stamper nibs for incorporation into a new line of childrens' markers.

  Filters. Porex produces a variety of porous plastic filters used in home water filters and conditioners which remove particles and sediment. The Company also manufactures filters incorporating activated carbon used to reduce chlorine levels in drinking water thereby improving its taste and odor.

  Health and Beauty Products. Porex also sells its porous plastic components for use in health and beauty aid products such as deodorant and fragrance applicators.

INDUSTRIAL PRODUCTS

  Porex manufactures a variety of custom porous plastic components for a broad range of industrial applications. These components are produced as molded shapes, and in sheets, tubes and rods, and are individually designed to customer specifications as to size, rigidity, porosity and other needs. In this market, the Company believes that it is currently the largest producer of porous plastic vents used in domestic automobile batteries. The Company also manufactures a porous plastic material used for large filter support media for wastewater treatment facilities, which permits recycling and reuse of wastewater. Recently, the Company has developed a new product for one of its customers that is used in a system to remove odor and color from wastewater. Porex also produces other industrial components, including (i) filters to remove particulate matter, oil and water residues from compressed air lines,
(ii) silencers to reduce sound levels produced by compressed air, (iii) miscellaneous water filters for industrial use, including use in vending machines, and (iv) products for facilitating the movement of powdered materials.

MARKETING AND DISTRIBUTION

  The Company has a diverse customer base of over 600 customers, including numerous Fortune 500 companies. Porex distributes its life sciences and clinical products through Allegiance Healthcare Corporation and Fisher Scientific and other independent distributors. Porex's surgical products are sold by its sales personnel, as well as through independent dealers and agents. In the United States, sales of OEM health care products, industrial products and consumer products are made directly by Porex's marketing staff. Internationally, these products are sold by Porex's marketing staff and through independent distributors and agents, who work with Porex's marketing staff. Export sales, which are made principally to Europe and Asia, consist primarily of Porex's OEM medical product, industrial product and consumer product lines. In Fiscal 1995, Porex's foreign and export product sales were approximately $10,402,000, or 27% of net sales, as compared to approximately $12,270,000, or 27% of net sales, in Fiscal 1996 and approximately $14,730,000, or 28% of net sales, in Fiscal 1997. No customer accounted for more than 10% of Porex's net sales in Fiscal 1996 or Fiscal 1997. See Note 5 to the Company's Consolidated Financial Statements.

RESEARCH AND DEVELOPMENT

  Porex maintains a continuing development program devoted primarily to porous materials and their applications and proprietary products for the life sciences and clinical laboratories. Development activities include designing new and improved products, either proprietary or for customers' specific requirements, and new manufacturing processes. See "Risk Factors-- Implementation of Growth Strategy; Integration of Acquisitions." Porex's development expenditures were approximately $1,490,000, $2,014,000 and $1,791,000 for Fiscal 1995, Fiscal 1996 and Fiscal 1997, respectively.

RAW MATERIALS

  The principal raw materials used by Porex in its plastic products business are a variety of plastic resins which are generally available from a number of suppliers in adequate quantities to meet Porex's needs. Porex has been able to obtain adequate supplies of raw materials and believes that sufficient supplies will be available in the foreseeable future. Porex has no long-term supply contracts for the purchase of raw materials. Because the primary resource used in plastic resins is petroleum, the cost and availability of plastic resins for use in Porex's products varies to a great extent with the price of petroleum. Porex's inability to acquire sufficient plastic resins at a reasonable price would affect its ability to maintain its margins in the short term.

  Porex requires high-grade plastic resins with specific properties as raw materials for certain of its porous plastic products. Accordingly, shipments of raw materials from suppliers are closely monitored for compliance with Porex's standards. Although there are various suppliers of high-grade plastic resins with specific properties and Porex has not experienced any material difficulty in obtaining adequate supplies of high-grade materials, the inability to obtain such high-grade plastic resins, or any raw materials, could have a material adverse effect on Porex. To ensure the availability of high-grade plastic resins with specific properties, Porex occasionally purchases larger quantities of such products than it would otherwise currently require.

  For its solid plastic products, Porex utilizes commercial grade thermoplastic resins, including polyethylene, polypropylene and polystyrene, that are readily available from a large number of sources. Porex is not dependent on any single source of supply and, because of the ready availability of such materials, does not maintain a significant inventory of such raw materials.

INTELLECTUAL PROPERTY

  Porex uses proprietary technology for manufacturing its porous plastic materials and injection molding technology for manufacturing its solid plastic products. Porex believes that its non-patented proprietary manufacturing processes are protected under trade secret, contractual and other intellectual property rights which do not afford the statutory exclusivity possible for patented processes. To protect its proprietary technology and maintain high manufacturing quality and efficiency, the Company designs and manufactures its porous molding equipment and most of its molds in-house. In certain instances, however, Porex has sought and intends to continue to seek patents for specific products and manufacturing processes.

  Porex owns a number of patents and trademarks in the United States and other countries which it deems to be important to its business. The majority of Porex's patents and patent applications relate to porous plastics and medical devices and protect certain of the Company's manufacturing processes and products. The expiration dates of the Company's patents range from 1998 to 2013, with a majority of these patents expiring after 2007. Porex is the exclusive licensee of a patented valve device used in one model of its blood serum filters, and of a patent on a surgical drain device. Porex does not consider either license to be material to its business operations.

REGULATION

  The developing, testing, marketing and manufacturing of medical devices such as plastic and reconstructive surgical implants are regulated under the 1976 Amendments and additional regulations promulgated by the FDA. In general, these statutes and regulations require that manufacturers adhere to certain standards designed to ensure the safety and effectiveness of medical devices. Compliance with such requirements and the process of obtaining approvals can be costly, complicated and time-consuming and there can be no assurance that such approvals will be granted on a timely basis.

  Under the 1976 Amendments, each medical device manufacturer must be a registered device manufacturer and must comply with regulations applicable generally to manufacturing practices and clinical investigations involving humans. The FDA is authorized to obtain and inspect devices, their labeling and advertising, and to inspect the facilities in which they are manufactured in order to ensure that a device is not improperly manufactured or labeled. Porex is registered with the FDA.

  In addition, the sale and marketing of specific medical devices are regulated by the FDA under the 1976 Amendments, which classify medical devices based upon the degree of regulation deemed appropriate and necessary. A device is classified as a Class I, II or III device based on recommendations of advisory panels appointed by the FDA. Class I devices are subject only to general controls. Class II devices, in addition to general controls, are subject to performance standards. Class III devices, including most devices used or implanted in the body, require FDA pre-market approval before they may be distributed other than in clinical trials.

  Porex's MEDPOR Surgical Implants are regulated as Class II medical devices. Products which Porex may introduce in the future, if any, may also be classified as Class I, Class II or Class III medical devices. The procedure for obtaining classification of a new device as a Class I or Class II device involves the submission of a petition to the FDA. If the FDA determines that the device is substantially equivalent to a pre-enactment device or a device subsequently classified in Class I or Class II, then within the applicable waiting period it will grant approval to market the device commercially. If the FDA determines the device is not substantially equivalent to a pre-enactment device or a device subsequently classified in Class I or Class II, it is automatically placed into Class III and will either require reclassification or the submission of valid scientific evidence to prove the device is safe and effective for human use. Devices to be implanted will be categorized as Class III unless such classification is not necessary to ensure their safety and effectiveness. For new Class III devices, Porex may submit to the FDA an application for an Investigational Device Exemption ("IDE"). An approved IDE exempts Porex from certain otherwise applicable FDA regulations and grants approval for a clinical investigation, or human study, to generate data to prove safety and effectiveness. In addition, the possibility exists that certain pre-enactment, or substantially equivalent, devices may be placed into Class III by the FDA.

  When a manufacturer believes that sufficient clinical data have been generated to prove the safety and effectiveness of the device, it may submit a pre-market approval application ("PMA") to the FDA. The FDA reviews the PMA and determines whether it is in submittable form and all key elements have been included. Following acceptance of the PMA, the FDA continues its review process which includes submission of the PMA to a panel of experts appointed by the FDA to review the PMA and to recommend appropriate action. The panel then recommends that the PMA be approved, not approved or approved subject to conditions. The FDA may act according to the panel's recommendations, or it may overrule the panel. In approving a PMA, the FDA may require some form of post-market surveillance or other restrictions.

  Medical devices also are subject to postmarket reporting requirements when the device may have caused or contributed to the death or serious injury, and when device malfunctions would be likely to cause or contribute to a death or serious injury. If safety or efficacy problems occur after the product reaches the market, the FDA may take steps to prevent or limit further marketing of the product. Additionally, the FDA actively enforces regulations prohibiting marketing of devices for indications or uses that have not been cleared or approved by the FDA. See "Business--Regulation."

  Vials that are used to contain and transport pharmaceuticals are not directly regulated by the FDA. The U.S. Pharmacopeia specifies tests and properties that are necessary to maintain the potency and pharmacological properties of the medicine the vial is to be used for. The U.S. Consumer Product Safety Commission specifies the tests that a vial must pass to be considered child resistant and senior adult user-friendly. Porex's vials have been designed to meet such standards.

  Certain environmental regulations also apply to Porex's business, and the Company believes that Porex is in substantial compliance with all of such regulations. However, Porex is subject to random and scheduled checks by environmental authorities. The Company does not anticipate that any material capital expenditures will be required to comply with environmental regulations. See "Risk Factors--Regulatory Requirements."

COMPETITION

  The Company competes with other producers of porous plastic materials, as well as producers of non-plastic porous materials used instead of porous plastic in certain applications. The Company's ongoing success requires the continued development of new products and applications of its existing products. The Company's competitors may succeed in developing porous plastic and other products that are more effective than the Company's products. In the porous plastic business, Porex has three competitors in the United States and two competitors in Europe. The Company's finished products, including surgical drains and markers, compete with products of a variety of other manufacturers.

  The Company attempts to compete principally through product performance, quality and service, rather than price. The Company believes Porex's principal competitive strengths are its technological leadership, modern and efficient manufacturing capabilities, customer relationships and focus, technically skilled sales force and experienced management. See "--Competitive Strengths."

EMPLOYEES

  As of September 30, 1997, the Company had approximately 600 employees. Approximately 100 production employees at the New York facility of the Company are covered by a collective bargaining agreement. There are no other collective bargaining agreements in effect at the Company. The Company considers its relations with its employees to be good.

FACILITIES

  The Company has technologically advanced manufacturing capabilities which it believes are one of its competitive strengths. See "--Competitive Strengths." The Company's facilities enable it to produce a broad range of high quality products. The following table sets forth the Company's facilities.

                            NUMBER OF                          TOTAL SQUARE
          LOCATION          BUILDINGS        OWNERSHIP           FOOTAGE
   -----------------------  --------- ------------------------ ------------
   Fairburn, Georgia           Two             Owned             176,000
   Newnan, Georgia             One             Owned              53,000
   College Park, Georgia       One             Owned              13,000
   College Point, New York     One    Leased, expiring 2011(1)    55,000
   Bautzen, Germany           Four             Owned              55,000
   Kings Lynn, England         One     Leased, expiring 1999       5,000

--------
(1) Does not include two additional five-year periods, at the Company's option.

  All of the Company's facilities are used for manufacturing, office space and warehouse purposes. The Company believes its facilities and equipment are well maintained, in good operating condition and, in general, suitable for the Company's purposes and adequate for its present operation.

POTENTIAL LIABILITY RISK AND AVAILABILITY OF INSURANCE

  The products sold by Porex expose it to potential risk of product liability claims, particularly with respect to Porex's life sciences, clinical and surgical products. The Company believes that it carries adequate insurance coverage against product liability claims and other risks. There can be no assurance, however, that claims in excess of Porex's insurance coverage will not arise. In addition, Porex's insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverages at an acceptable cost in the past and seeks indemnification for products manufactured by others that it distributes, there can be no assurance that in the future it will be able to obtain such insurance at an acceptable cost, or at all, or that it will be adequately protected by such indemnification. See "--Health Care Products," "Risk Factors--Potential Product Liability Risk and Adequacy of Insurance Coverage" and "Risk Factors--Certain Litigation."

LITIGATION

  From 1988 through 1990, Porex distributed implants in the United States pursuant to the Distribution Agreement with the Manufacturer. Because of costs associated with increased government regulation and examination, Porex's supplier determined to withdraw its implants from the United States market. On July 9, 1991, the FDA mandated a recall of all implants manufactured by companies that elected not to comply with certain FDA regulations regarding data collection. Accordingly, Porex notified all of its customers not to use any implants sold by Porex and to return such implants to Porex for a full refund. Porex believes that after accounting for implants returned to it, the aggregate number of recipients of implants distributed by Porex under the Distribution Agreement in the United States totaled approximately 2,500.

  Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of implants. Certain of the actions against Porex have been dismissed where it was determined that the implant in question was not distributed by Porex. In addition, as of September 10, 1997, 61 claims have been settled on a favorable basis by the Manufacturer, or by the insurance carriers of Porex, without material cost to Porex. As of September 10, 1997, 225 actions and 31 out-of-court claims were pending against Porex. One of the pending federal actions, Donna L. Turner v. Porex Technologies Corporation, et al., is styled as a class action. Of the 225 actions, 108 involve implants identified as distributed by Porex and 84 cases involve implants identified as not having been distributed by Porex. In the remaining 33 actions, the implants have not been identified. The number of claims made by individuals during Fiscal 1997 was similar to the number of claims made during Fiscal 1996, both of which were significantly lower than the number of claims made during Fiscal 1995.

  The typical case or claim alleges that the individual's mammary implants caused one or more of a wide range of ailments. These implant cases and claims generally raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable law. The Company does not have sufficient information to evaluate each case and claim.

  The Company believes that it has a valid claim for indemnification under the Distribution Agreement with respect to any liabilities that could result from pending actions or claims by recipients of implants or any similar actions or claims that may be commenced in the future. However, Porex's right to indemnification is subject to a disagreement with the Manufacturer. Pending the resolution of such disagreement, the Manufacturer has been paying a portion of the costs of the settled claims.

  In 1994, Porex was notified that its lead primary and excess insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of implants. In response, Porex exercised its right under the policies with its lead carrier to purchase extended reporting period coverage with respect to such actions and claims. This extended reporting period coverage provides insurance, subject to existing policy limits but for an unlimited time period, with respect to actions and claims made after December 31, 1994 that are based on events that occurred during the policy period. In addition, Porex has other excess insurance under which it has similarly purchased extended reporting period coverage. This coverage also extends indefinitely, replacing coverage which would by its terms have otherwise expired by December 31, 1997. Porex will continue to evaluate the need to purchase further extended reporting period coverage from excess insurers to the extent such coverage is reasonably available. The Company believes that its present coverage, together with its insurance policies in effect on or before December 31, 1994, should provide adequate coverage against liabilities that could result from actions or claims arising out of Porex's distribution of implants. To the extent that certain of such actions and claims seek punitive and compensatory damages arising out of alleged intentional torts, such damages, if awarded, may or may not be covered, in whole or in part, by Porex's insurance policies. In addition, Porex's recovery from its insurance carriers is subject to policy limits and certain other conditions. Porex has been expensing the retention amount under its policies as incurred.

  Although no assurances can be given, the Company believes that the claims relating to the above-mentioned proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company.

  The Company is subject to various claims and proceedings in the ordinary course of business. Based on information currently available, the Company believes that none of such current claims or proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY

  The directors and executive officers of the Company are as follows:

             NAME               AGE                   POSITION WITH THE COMPANY
             ----               ---                   -------------------------
Martin J. Wygod(1).............  57 Co-Chairman of the Board
Ray E. Hannah(1)...............  61 Co-Chairman of the Board
Kim A. Davis(1)................  46 President, Chief Executive Officer and Director
Michael W. Smith...............  44 Senior Vice President--President, Porex Technologies Americas
Joachim Wernersbach............  42 Senior Vice President--President, Porex Technologies Europe
James P. Wingo.................  51 Senior Vice President--Corporate Marketing and Development
Donald K. Jackson..............  39 Senior Vice President--Chief Financial Officer
Ronald G. Kalish(2)(3).........  57 Director
James V. Manning(4)............  51 Director
James Marden(2)................  44 Director
Leo M. Walsh, Jr.(2)(3)(4).....  65 Director
--------
(1)As of January 1, 1998.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Finance Committee.

  Certain other officers of the Company are:

             NAME               AGE                   POSITION WITH THE COMPANY
             ----               ---                   -------------------------
L. Franklin Bost...............  52 Vice President--President, Porex Surgical
Ioakim Haldopoules.............  61 Vice President--Technology
Philip C. White................  51 Vice President--Human Resources

  Martin J. Wygod was Chairman of the Board of the Company since its inception in November 1997 until he became Co-Chairman of the Board with Mr. Hannah on January 1, 1998. Since July 1983, he has been Chairman of the Board of PTC and since May 1989, he has been Chairman of the Board of Synetic. From May 1989 to February 1993, Mr. Wygod also served as Synetic's President and Chief Executive Officer and until May 1994 was an executive officer of Synetic. Until May 1994, Mr. Wygod was Chairman of the Board of Medco Containment Services, Inc. ("Medco"), the former parent of Synetic, for more than five years, and until January 1993 he also served as Chief Executive Officer of Medco. Mr. Wygod is also engaged in the business of racing, boarding and breeding thoroughbred horses and is President of River Edge Farm, Inc., which is engaged in the business of breeding and boarding thoroughbred horses.

  Ray E. Hannah has been Co-Chairman of the Board of the Company since January 1998. Prior to such time, he was President and Chief Executive Officer of the Company since its inception in November 1997. He has been President of PTC since September 1987 and its Chief Executive Officer since November 1992. Prior to becoming Chief Executive Officer of PTC, he was Chief Operating Officer of PTC from November 1984 to November 1992. He has been a director of Synetic since May 1989 and a director of PTC since November 1984. Mr. Hannah has served as an officer or otherwise been employed by PTC for approximately 29 years.

  Kim A. Davis has been President, Chief Executive Officer and a director of the Company since January 1, 1998. He has been a Senior Vice President of Synetic since January 1, 1998. From May 1993 to December 1997, Mr. Davis was President and Chief Operating Officer of Gelman Sciences Inc., a worldwide manufacturer of micro-filtration products and a wholly owned subsidiary of Pall Corporation. From February 1997 to December 1997, Mr. Davis was a Senior Vice President of Pall Corporation. From January 1991 to April 1993, Mr. Davis was Chief Operating Officer of Promega Corp., a worldwide manufacturer of products used in biotechnology and biopharmaceutical research and production.

  Michael W. Smith has been Senior Vice President--President, Porex Technologies Americas of the Company since its inception in November 1997. He has been Vice President--General Manager of PTC for more than five years.

  Joachim Wernersbach has been Senior Vice President--President, Porex Technologies Europe of the Company since its inception in November 1997. He has been Managing Director of Porex Technologies GmbH, an indirect wholly-owned subsidiary of the Company, for more than five years.

  James P. Wingo has been Senior Vice President--Corporate Marketing and Development of the Company since its inception in November 1997. Since November 1993, he has been Vice President--Marketing of PTC and from September 1992 to November 1993, he was its Vice President--Corporate Product Development.

  Donald K. Jackson has been Senior Vice President--Chief Financial Officer of the Company since its inception in November 1997. Since April 1993, he has been Vice President--Finance of PTC. Prior to such time, he was Director of Finance for Westburne Supply Inc. and a Manager for Arthur Andersen & Co.

  Ronald G. Kalish has been a director of the Company since its inception in November 1997. From April 1991 to April 1995, he was President and Chief Executive Officer of UCB Services, Inc., a provider of mortgage credit reports. From November 1995 to present, he served as Senior Advisor and then as General Partner of White Pines Limited Partnership, a provider of capital and management assistance to small- and medium-sized companies.

  James V. Manning has been a director of the Company since its inception in November 1997. Mr. Manning is the President and Chief Executive Officer of Synetic and has been an executive officer of Synetic for more than six years and was, until December 1994, an executive officer of Medco for more than five years. He is also a director of Synetic and Chairman of the Board of Comnet Corporation, a computer software company.

  James Marden has been a director of the Company since its inception in November 1997. From 1995 until 1997, he served as President of The Entertainment Connection, Inc. From July 1991 to December 1994, he was Vice President--Acquisitions of Medco and Synetic. He is also a director of Comnet Corporation.

  Leo M. Walsh, Jr. has been a director of the Company since its inception in November 1997. From 1989 to present, he has been a director and/or trustee of several investment companies advised by Hyperion Capital Management, Inc. or its affiliates. He has also been the Director of Equitable Real Estate Hyperion Mortgage Opportunity Fund, Inc. and Equitable Real Estate Hyperion High Yield Commercial Mortgage Fund, Inc. From 1989 to 1994, he was a financial consultant to Synetic.

  L. Franklin Bost has been Vice President--President, Porex Surgical of the Company since its inception in November 1997 and has been President of Porex Surgical Inc., an indirect wholly-owned subsidiary of the Company, since October 1997. Prior to such time, he was Vice President and General Manager of Porex Surgical Inc. for more than five years.

  Ioakim Haldopoules has been Vice President--Technology of the Company since its inception in November 1997. From April 1995 to November 1997, he was Vice President--Corporate Research & Development of PTC and prior to such time, he was Vice President and General Manager of Porex Scientific Inc., an indirect wholly-owned subsidiary of the Company, for more than five years.

  Philip C. White has been Vice President--Human Resources for the Company since its inception in November 1997. He has been Vice President--Human Resources for PTC for more than five years.

COMMITTEES OF THE BOARD

  The Company's Board has established an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee's primary responsibilities are to meet with and consider suggestions from members of management and the Company's independent accountants concerning the financial operations of the Company. The Audit Committee also reviews audited financial statements of the Company and considers and recommends the employment of, and approves the fee arrangement with, independent accountants for audit functions and advisory and other consulting services. Messrs. Kalish, Marden and Walsh are the members of the Audit Committee.

  Compensation Committee. The Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses payable to the Company's executive officers and to administer the Company's stock option plans (other than the Director Plan (as defined below)). Messrs. Kalish and Walsh are the members of the Compensation Committee.

  Finance Committee. The Finance Committee's primary responsibilities are to meet with and consider suggestions from members of management and the Company's financial advisors and to make recommendations concerning the financial operations of the Company.

COMPENSATION OF DIRECTORS

  Directors of the Company who are employees of the Company will not receive additional compensation for serving as directors of the Company. Directors who are not employees of the Company or Synetic will participate in the Porex Corporation Non-Employee Director Stock Option Plan (the "Director Plan"), but will not receive cash compensation. The Director Plan provides that on the first business day of each fiscal year of the Company, each eligible director
then in office will automatically be granted an option to purchase     shares
of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, subject to vesting requirements. In addition, each such director will automatically receive an option to purchase shares of Common Stock, subject to vesting requirements, at the time he is first elected to the Board. The initial grants under the Director Plan will occur on the date of the consummation of the offering (the "IPO Date") at an exercise price equal to the initial public offering price. All directors of the Company (other than the members of the Compensation Committee) are also eligible to participate in the Class A Option Plan (as defined below). See "Management--Compensation Pursuant to Plans and Arrangements of the Company-- Stock Option Plans."

EXECUTIVE COMPENSATION

  The following table presents information concerning compensation paid for services to the Company during Fiscal 1997 to Mr. Hannah, Mr. Smith, Mr. Wernersbach, Mr. Wingo and Mr. Jackson (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                  ANNUAL COMPENSATION             COMPENSATION
                         ------------------------------------- -------------------
                                                                   SECURITIES
NAME AND PRINCIPAL            SALARY   BONUS    OTHER ANNUAL       UNDERLYING         ALL OTHER
POSITION                 YEAR   ($)     ($)   COMPENSATION ($) OPTIONS/SARS (#)(1) COMPENSATION ($)
------------------       ---- ------- ------- ---------------- ------------------- ----------------
Ray E. Hannah........... 1997 163,461 100,000        4,505           40,000             5,901(2)
 President and Chief
 Executive Officer
Michael W. Smith........ 1997 108,629  48,556    1,216,875(3)        18,750             2,210(4)
 Senior Vice President--
 President, Porex
 Technologies Americas
Joachim Wernersbach(5).. 1997 119,581  24,074      341,057(6)        12,500             2,642(7)
 Senior Vice President--
 President, Porex
 Technologies Europe
James P. Wingo.......... 1997  91,954  37,389          --            12,500             2,865(8)
 Senior Vice President--
 Corporate Marketing and
 Development
Donald K. Jackson....... 1997  88,457  38,263          --            12,500             1,769(9)
 Senior Vice President--
 Chief Financial Officer

--------
(1) Represents options to purchase shares of common stock, $.01 par value, of Synetic ("Synetic Common Stock") granted to each of the Named Executive Officers for services rendered to the Company and its subsidiaries under Synetic's 1989 Class A Stock Option Plan (the "Synetic Class A Plan"), in the case of Mr. Hannah, and Synetic's 1991 Special Nonqualified Stock Option Plan (the "Synetic Non-Officer Plan"), in the case of Messrs. Smith, Wernersbach, Wingo and Jackson.
(2) Includes Company matching contributions to the Porex Technologies Corp. 401(k) Savings Plan (the "Porex 401(k) Plan") and life insurance premiums paid on behalf of Mr. Hannah of $3,795 and $2,106, respectively.
(3) Represents income realized on the exercise of options to purchase Synetic Common Stock.
(4) Includes Company matching contributions to the Porex 401(k) Plan and life insurance premiums paid on behalf of Mr. Smith of $1,931 and $279, respectively.

(5) German Deutsche Mark salary amounts have been translated into U.S. dollars at the rate of DM 1.59=$1.00, the average of the month-end exchange rates as reported in The Wall Street Journal during Fiscal 1997.
(6) Represents income realized on the exercise of options to purchase Synetic Common Stock of $338,400 and an automobile allowance.
(7) Comprised of Company matching contributions to the Porex 401(k) Plan.
(8) Includes Company matching contributions to the Porex 401(k) Plan and life insurance premiums paid on behalf of Mr. Wingo of $1,483 and $1,382, respectively.
(9) Includes Company matching contributions to the Porex 401(k) Plan and life insurance premiums paid on behalf of Mr. Jackson of $1,629 and $140, respectively.

  The following table presents information concerning the options to purchase Synetic Common Stock granted during the last fiscal year to the Named Executive Officers for services rendered to the Company. The Company has adopted stock option plans which contain substantially similar terms and conditions to the Synetic Class A Plan and Synetic Non-Officer Plan. For a description of such plans, see "Management--Compensation Pursuant to Plans and Arrangements of the Company--Stock Option Plans".

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                           NUMBER OF     % OF TOTAL
                           SECURITIES   OPTIONS/SARS
                           UNDERLYING    GRANTED TO  EXERCISE
                            OPTIONS/     EMPLOYEES   OR BASE              GRANT DATE
                              SARS       IN FISCAL    PRICE   EXPIRATION PRESENT VALUE
                         GRANTED (#)(1)   YEAR(2)     ($/SH)     DATE       ($)(3)
                         -------------- ------------ -------- ---------- -------------
Ray E. Hannah...........     40,000         1.1%      35.50    04/16/07     459,998
Michael W. Smith........     18,750           *       32.25    10/02/11     187,424
Joachim Wernersbach.....     12,500           *       32.25    10/02/11     124,949
James P. Wingo..........     12,500           *       32.25    10/02/11     124,949
Donald K. Jackson.......     12,500           *       32.25    10/02/11     124,949

--------
* Less than 1%.

(1) These options vest and become exercisable at the rate of 20% per year, commencing on the first anniversary of the date of grant and were granted on the following dates: Mr. Hannah, on April 16, 1997; Messrs. Smith, Wernersbach, Wingo and Jackson on October 2, 1996. The options to purchase Synetic Common Stock will continue to vest and remain exercisable subject to such Named Executive Officers' continued employment with the Company and the terms and conditions of the Synetic Class A Plan and Synetic Non-Officer Plan, as applicable.
(2) Based upon the total number of stock options granted to employees of Synetic.
(3) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (i) the respective option exercise price, specified above, equal to the fair market value of the underlying stock on the date of grant; (ii) the exercise of options within one year of the date that they become exercisable; (iii) a risk-free interest rate of 6.5% per annum; and (iv) volatility of 0.2722 calculated using daily prices of Synetic Common Stock during the period from December 14, 1994 to June 30, 1997. The ultimate values of the options will depend on the future market price of Synetic Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Synetic Common Stock over the exercise price on the date the option is exercised. There is no assurance that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

  The following table presents information concerning the value realized upon the exercise of options to purchase Synetic Common Stock and the fiscal year-end value of options to purchase Synetic Common Stock held by the Named Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                   OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/
                          ACQUIRED     VALUE          FY-END (#)           SARS AT FY-END ($)(1)
                         ON EXERCISE REALIZED  ------------------------- -------------------------
          NAME               (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- --------- ----------- ------------- ----------- -------------
Ray E. Hannah...........      --           --    64,000       40,000      1,754,500      60,000
Michael W. Smith........   30,000    1,216,875        0       18,750              0      89,063
Joachim Wernersbach.....   16,000      338,400        0       12,500              0      59,375
James P. Wingo..........      --           --     8,000       12,500        254,000      59,375
Donald K. Jackson.......      --           --     7,200       17,300        198,000     191,375

--------
(1) Based upon the Fiscal 1997 closing price of Synetic Common Stock of
    $37.00.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement (the "Davis/Porex Agreement") with Mr. Kim Davis pursuant to which he will serve as President and Chief Executive Officer of the Company commencing January 1, 1998. In addition, Synetic has entered into an employment agreement with Mr. Davis (the "Davis/Synetic Agreement", and together with the Davis/Porex Agreement, the "Davis Agreements") pursuant to which he will serve as a Senior Vice President of Synetic. Each of the Davis Agreements provides for an employment period of five years, subject to monthly renewal thereafter. Mr. Davis's base salary under the Davis/Porex Agreement and the Davis/Synetic Agreement is $225,000 and $100,000, respectively. Mr. Davis will be entitled to participate in the Company's EVA(TM) Incentive Plan (the "Incentive Plan") and will receive certain perquisites. In addition, he will be entitled to compensation based upon the performance of business units acquired during his employment period ("Transaction-Based Compensation"). The maximum amount of such Transaction-Based Compensation, if any, will be 1% of the aggregate consideration paid by the Company (whether in cash, property or securities) for each acquisition. Such compensation is payable as follows: 33% is payable after the determination of operating profits for the acquired entity for the first full year following the closing date of any such acquisition, 50% is payable after such determination for the second full year, and 17% is payable after such determination for the third year. Notwithstanding the foregoing, not more than $200,000 in a given year shall be payable to Mr. Davis in respect of Transaction-Based Compensation with respect to all acquisitions and Transaction-Based Compensation applicable to an acquisition will only be payable if the projections that had been presented to the Board of Directors in connection with the approval of such acquisition have been met for the applicable year.

  In the event that Mr. Davis's employment is terminated either (i) by the Company without cause (as defined in the Davis/Porex Agreement), (ii) by Mr. Davis as a result of an unremedied material reduction in his duties or (iii) upon 30 days' notice at any time after a 12-month period following the occurrence of a change in control (as defined in the Davis/Porex Agreement) of the Company (or such shorter period to the extent the acquiring company does not request his services during such 12-month period) (a "Change in Control Termination"), Mr. Davis will receive two years continuation of base salary, one year continuation of welfare benefits (or, if earlier, until he obtains comparable coverage from a subsequent employer), amounts held in the "bank" under the Incentive Plan and the pro rata portion of his bonus under the Incentive Plan for the year of termination, if any, and any remaining unpaid installment payments of Transaction-Based Compensation that would be made assuming Mr. Davis had remained employed for two additional years, if any (subject to the $200,000 limit and the achievement of projections). Mr. Davis will also be entitled to certain payments in the event his employment terminates by reason of his death, disability or expiration of the employment period by mutual agreement. In the event that Mr. Davis's employment is terminated for cause or his resignation (other than for reasons described above), Mr. Davis will receive earned and unpaid compensation through the effective date of termination and will forfeit amounts held in the "bank" under the Incentive Plan and any unpaid installment payments of Transaction-Based Compensation.


  The Davis/Synetic Agreement may be terminated by Synetic at any time after the consummation of the offering. In the event Synetic terminates such agreement, the base salary paid under the Davis/Porex Agreement will be increased by the annual base salary paid under the Davis/Synetic Agreement (currently $100,000). The termination provisions in the Davis/Synetic Agreement are otherwise substantially the same as those contained in the Davis/Porex Agreement, except that Mr. Davis is only entitled to base salary under the Davis/Synetic Agreement.

  In connection with his entering into the Davis Agreements, Synetic granted Mr. Davis options to purchase 250,000 shares of Synetic Common Stock, subject to the approval by the shareholders of Synetic of the Amended and Restated 1989 Class B Stock Option Plan. The option to purchase 125,000 shares of Synetic Common Stock (the "First Option") vests in five equal installments on January 1, 1999 and each of the next four anniversaries of such date (each a "First Option Vesting Date"), subject generally to continued employment by Synetic or the Company. The option to purchase the remaining 125,000 shares of Synetic Common Stock (the "Second Option") vests on November 1, 2007. In the event Synetic terminates the Davis/Synetic Agreement as a result of the offering, the Second Option will terminate (to the extent not vested). In the event that Mr. Davis's employment with the Company or Synetic is terminated for cause, he will forfeit the First Option and the Second Option, whether or not vested. In the event of a termination of Mr. Davis's employment by the Company without Cause, as a result of his disability, by Mr. Davis due to an unremedied material reduction in duties or responsibilities or a Change in Control Termination, Mr. Davis's options will continue to vest as if he remained in the employ of the Company for two years following the date of termination.

COMPENSATION PURSUANT TO PLANS AND ARRANGEMENTS OF THE COMPANY

  Set forth below is information with respect to certain benefit plans and employment arrangements of the Company pursuant to which cash and non-cash compensation was paid or distributed for Fiscal 1997, or is proposed to be paid or distributed in the future, to the directors and executive officers of the Company. The executive officers of the Company who are also directors or executive officers of Synetic may continue to be included in Synetic's benefit plans and employment arrangements. The executive officers of the Company who are not executive officers of Synetic are not expected to be included in Synetic's benefit plans. The Company has not borne, and is not expected to bear in the future, any cost or expense of Synetic's benefit plans or employment arrangements.

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the deduction for federal income tax purposes by publicly-held corporations for amounts in excess of $1 million paid to certain executive officers is limited unless such excess compensation is "performance-based" (as defined in Section 162(m)), subject to certain exceptions. Except for the grant of stock options, currently scheduled compensation of the Company's executive officers will not result in any excess compensation. The Company intends to take steps to ensure that compensation realized upon the exercise of stock options will be "performance-based" as defined in Section 162(m).

 STOCK OPTION PLANS

  The Company has adopted (and Synetic, as the sole shareholder of the Company, has approved) the Porex Corporation Class A Stock Option Plan (the "Class A Plan"), the Porex Corporation Class B Stock Option Plan (the "Class B Plan") and the Porex Corporation Non-Qualified Special Stock Option Plan (the "Non-Officer Plan", and together with the Class A Plan and Class B Plan, the "Plans"). The following description of each of the Plans is qualified in its entirety by the full text of each such Plan which is set forth as an Exhibit to this Registration Statement. The maximum number of shares of Common Stock that will be subject to options under the Class A Plan, the Class B Plan and
the Non-Officer Plan is    ,     and    , respectively, subject to adjustment
in accordance with the terms of the Plans. Each of the Plans limits the number of options that may be granted thereunder to an eligible employee in any one-year period to no more than 250,000 (subject to adjustment in accordance with the terms of the Plans).

  The Plans will be administered by the Compensation Committee, all of the members of which are nonemployee directors and "outside directors" within the meaning of Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, respectively, provided that under certain circumstances the Compensation Committee may delegate authority to certain designated officers to make awards under the Non-Officer Plan. The Compensation Committee will have the authority, within limitations as set forth in such Plans, to determine the persons to whom options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted.

  Directors other than Ronald G. Kalish and Leo M. Walsh, Jr., the present members of the Compensation Committee, are eligible to receive options under the Class A Plan. Although eligible, the Compensation Committee has no present intention to grant options under the Class A Plan to directors who are not also employees of the Company or Synetic. Nonemployee directors receive options under the Director Plan. Only nonqualified stock options may be granted under the Class A Plan.

  Eligibility for the grant of options under the Class B Plan is limited to employees, officers and directors (who are also employees) of the Company and its subsidiaries and certain consultants, agents and key contractors of the Company and its subsidiaries. Options granted under the Class B Plan may be either incentive stock options within the meaning of Section 422 of the Code, or non-qualified stock options, as determined by the Compensation Committee.

  Options under the Non-Officer Plan may be granted to key employees and consultants of the Company; provided that no option may be granted to an employee who at the time of such grant is an officer of the Company. Only nonqualified stock options may be granted under the Non-Officer Plan.

  Under the Class B Plan, the exercise price for an incentive stock option may not be less than 100% (or 110% if the optionee owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary) of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors or the Compensation Committee, and non-qualified stock options granted under the Class A Plan and Class B Plan must have an exercise price of at least 85% (100% in the case of designated eligible employees whose compensation may be subject to the limitation on tax deductible compensation imposed by Section 162(m) of the
Code) of the fair market value of the Common Stock on the date of grant (as determined by the Board of Directors or the Compensation Committee). Options granted under the Non-Officer Plan must have an exercise price of at least 100% of the fair market value on the date of grant.

  Under the Class A Plan, an option becomes exercisable in full, whether or not it is then exercisable, upon a Change in Control (as defined below). Under the Class B Plan and the Non-Officer Plan, if there is a Change in

Control (as defined below), the Board of Directors may provide that options granted thereunder will become exercisable in whole or in part, whether or not the options are otherwise exercisable. A Change in Control is generally defined in the Class A Plan and Class B Plan as the occurrence of (i) any person (excluding Synetic and its subsidiaries, the Company and its subsidiaries and certain affiliates of the Company, and the Company's employee benefit plans) becoming the beneficial owner of 50% or more of the voting power of Synetic's or the Company's securities, (ii) during a 24-month period the individuals who, at the beginning of such period, constituted the Company's or Synetic's Board of Directors (the "Incumbent Directors") ceasing to be a majority of the Board of Directors unless such new directors were elected or recommended by the Incumbent Directors, (iii) the approval by the stockholders of Synetic or the Company of a merger or consolidation of Synetic or the Company, as the case may be, without the consent of a majority of the Incumbent Directors, (iv) stockholder approval of a sale of all or substantially all of the assets of the Company or Synetic, as the case may be, or (v) adoption by the Company or Synetic of a plan of liquidation. For purposes of the Class A Plan, a Change in Control of Synetic will not result in any options becoming exercisable unless, immediately preceding such Change in Control, Synetic was in control of the Company within the meaning of the Exchange Act. In addition, the Compensation Committee may determine at the time of grant or thereafter that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the Compensation Committee determines merit special consideration.

  Each of the Plans may be terminated and may be modified or amended by the Board at any time; provided, however, that (i) no modification or amendment will be effective without stockholder approval if such approval is required by law or under the rules of Nasdaq National Market or any stock exchange on which the Common Stock is listed and (ii) no such termination, modification or amendment of the Class A Plan may adversely alter or affect the terms of any then outstanding options previously granted without the consent of the affected optionee.

 PENSION PLAN

  Employees of the Company and certain of its subsidiaries who satisfy certain age and service requirements are eligible to participate in the Pension Plan for Employees of Porex Technologies Corp. (the "Pension Plan"), a defined benefit plan. The Company bears the entire cost of the Pension Plan. The Company's contributions to the Pension Plan are computed on an actuarial basis in order to fund the defined retirement benefits.

  Normal retirement benefits are payable monthly for life to a participant upon retirement at his or her retirement date (i.e., age 65), and are equal to 1/12 of the sum of (a) 0.6% of the participant's average annual compensation for the five consecutive calendar years that the participant's compensation was the highest during the ten consecutive years of service immediately preceding retirement ("Final Average Compensation"), multiplied by the participant's credited years of service up to a maximum of 35 years, and (b) 0.6% of the participant's Final Average Compensation in excess of the average annual Social Security taxable wage base for the 35-year period ending with the year the participant would reach normal retirement age, multiplied by the participant's credited years of service up to a maximum of 35 years. A participant becomes 100% vested in his or her accrued retirement benefit after completion of five years of service or upon attainment of normal retirement at age 65. Retirement benefits are not subject to any deduction for Social Security or other offset amounts.

  Under a defined benefit plan such as the Pension Plan, contributions allocable to individual participants cannot be readily and accurately calculated. The table below shows estimated annual retirement benefits for executives at specified levels of remuneration and years of service. The estimates assume that benefits commence at age 65 under a straight life annuity form. The table discloses the benefits that an individual would receive at age 65 if he participated in the Pension Plan for 15, 20, 25, 30 and 35 years.

                              PENSION PLAN TABLE

                                                       YEARS OF SERVICE
                                              ----------------------------------
REMUNERATION                                    15     20     25     30     35
------------                                  ------ ------ ------ ------ ------
100,000...................................... 15,363 20,484 25,604 30,725 35,864
115,000...................................... 18,063 24,084 30,104 36,125 42,146
125,000...................................... 19,863 26,484 33,104 39,725 46,346
150,000...................................... 24,363 32,484 40,604 48,725 56,846
152,000 or more.............................. 24,723 32,964 41,204 49,445 57,686

  Messrs. Hannah, Smith, Wingo and Jackson have accrued 29, 25, 24 and 4 credited years of service under the Pension Plan, respectively. Sections 401(a)(17) and 415 of the Code limit the amount of compensation that may be considered in computing benefits under a qualified retirement plan. For 1997, the maximum amount of compensation allowed for use in calculating an individual's pension benefits under the Pension Plan was $160,000. Messrs. Hannah, Smith, Wingo and Jackson had annual remuneration covered by the Pension Plan of $160,000, $152,647, $128,619 and $124,618, respectively, as of
January 1, 1997.

  Mr. Wernersbach does not participate in the Pension Plan. Porex Technologies GmbH contributes DM 350 per month to a pension fund administered by a German governmental agency for the benefit of Mr. Wernersbach. Pursuant to such arrangement, Mr. Wernersbach is entitled to receive upon his retirement from the Company after attaining age 65 and completing 10 years of service a lump sum payment equal to the greater of (i) DM 70,000 (approximately $44,025 using the Deutsche Mark Conversion Rate) and (ii) his then current account balance (including earnings on the contributions).

SYNETIC PLANS

  The Named Executive Officers have been granted options ("Synetic Options") to purchase shares of Synetic Common Stock pursuant to Synetic's stock option plans. See "Management--Executive Compensation." The Synetic option plans are administered by a stock option committee of Synetic and contain terms and conditions which are substantially similar to the terms of the Class A Plan. Subject to the terms and conditions of Synetic's stock option plans, the Synetic Options will continue to vest and remain outstanding so long as the respective Named Executive Officer remains in the employ of the Company.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The Company is currently a wholly-owned subsidiary of Synetic, and therefore, none of the directors or executive officers of the Company beneficially own any of the Common Stock of the Company. The following table, however, sets forth information with respect to the beneficial ownership of Synetic Common Stock as of October 1, 1997 by (i) directors of the Company;
(ii) each of the Named Executive Officers; and (iii) all of the Company's directors and executive officers as a group.

                                                   SHARES OF SYNETIC
                                                     COMMON STOCK
                                                     BENEFICIALLY    PERCENT OF
                       NAME                          OWNED (1)(2)    CLASS (3)
                       ----                        ----------------- ----------
Martin J. Wygod .................................      5,396,959      (30.1%)
 Co-Chairman of the Board (4)(5)(6)(7)
Ray E. Hannah....................................        137,628         *
 Co-Chairman of the Board
Kim A. Davis......................................           --          --
 President, Chief Executive Officer and Director
Michael W. Smith.................................         19,279         *
 Senior Vice President--President, Porex
 Technologies Americas
Joachim Wernersbach..............................          2,816         *
 Senior Vice President--President, Porex
 Technologies Europe
James P. Wingo...................................         17,031         *
 Senior Vice President--Corporate Marketing and
 Development
Donald K. Jackson................................          9,926         *
 Senior Vice President--Chief Financial Officer
Ronald G. Kalish.................................         14,833         *
 Director (8)
James V. Manning.................................        269,740       (1.5%)
 Director
James Marden.....................................         90,883         *
 Director (9)
Leo M. Walsh, Jr. ...............................            --          --
 Director
Directors and executive officers as a group (11        5,959,095      (32.6%)
 persons)........................................

--------
 * Less than 1% of the shares outstanding of the class

 (1) The persons named in the table have sole voting and investment power with respect to all shares of Synetic Common Stock shown as beneficially owned by them, unless otherwise indicated in the following footnotes.

 (2) Includes the following number of shares of Synetic Common Stock that the following persons have the right to acquire on or within 60 days of October 1, 1997 upon exercise of stock options and upon conversion of the Company's 5% Convertible Subordinated Debentures Due 2007 (the "Convertible Debentures"): Mr. Wygod, 256,000; Mr. Hannah, 64,167; Mr. Smith, 3,750; Mr. Wernersbach, 2,500; Mr. Wingo, 10,500; Mr. Jackson, 9,700; Mr. Kalish, 833; Mr. Manning, 233,333; Mr. Marden, 29,833; and all directors and executive officers as a group, 610,616. Also includes 1,461 shares of Synetic Common Stock allocated to the account of Mr. Hannah, 529 shares of Synetic Common Stock allocated to the account of Mr. Smith, 316 shares of Synetic Common Stock allocated to the account of Mr. Wernersbach, 431 shares of Synetic Common Stock allocated to the account of Mr. Wingo and 126 shares of Synetic Common Stock allocated to the account of Mr. Jackson under the Porex Technologies Corp. 401(k) Savings Plan as of June 30, 1997.

 (3) The number of shares of Synetic Common Stock deemed outstanding includes:
  (i) 17,650,965 shares of Synetic Common Stock outstanding as of October 1, 1997, (ii) the number of shares of Synetic Common Stock that the respective persons named in the above table have the right to acquire presently or within 60 days of October 1, 1997 upon exercise of stock options and (iii) the number of shares of Synetic Common Stock that the respective persons named in the above table have the right to acquire upon conversion of Convertible Debentures.

 (4) Does not include 3,500 shares of Synetic Common Stock issuable upon conversion of $1,500,000 principal amount of Convertible Debentures owned by Medco Containment Services Foundation, Inc., a charitable foundation of which Mr. Wygod is a trustee and shares voting and dispositive power.

 (5) Does not include 129,859 shares of Synetic Common Stock and shares of Synetic Common Stock issuable upon conversion of $500,000 principal amount of Convertible Debentures owned by the Rose Foundation, a private charitable foundation of which Mr. Wygod is a trustee and shares voting and dispositive power, as of October 1, 1997.

 (6) Includes 2,000 shares of Synetic Common Stock beneficially owned by Mr. Wygod's spouse, as to which shares Mr. Wygod disclaims beneficial ownership.

 (7) SN Investors, the general partner of which is controlled by Mr. Wygod, is the record and beneficial owner of 5,061,857 shares of Synetic Common Stock. Mr. Wygod is an indirect beneficial owner of such shares and they are included in the total 5,396,959 shares listed as beneficially owned by Mr. Wygod.

 (8) Includes 10,000 shares of Synetic Common Stock and shares of Synetic Common Stock issuable upon conversion of $50,000 Principal amount of Convertible Debentures registered in the name of Ronald G. Kalish as trustee for the Ronald G. Kalish Living Trust, as to which shares Mr. Kalish disclaims beneficial ownership.

 (9) Includes 2,600 shares of Synetic Common Stock held in the name of Mr. Marden as custodian for his daughter, as to which shares Mr. Marden disclaims beneficial ownership.

  For a description of certain transactions and arrangements between the Company and Synetic, see "Risk Factors--Substantial Control by Synetic" and "Transactions and Relationships with Principal Stockholder."

           TRANSACTIONS AND RELATIONSHIP WITH PRINCIPAL STOCKHOLDER

BACKGROUND

  Porex is a recently formed holding company, which owns all the outstanding capital stock of PTC, through which Porex conducts its business operations. Until the consummation of the offering, Porex has been a wholly-owned subsidiary of Synetic. The Company does not depend on Synetic for any of its revenues.

  Porex has been advised by Synetic's management that it believes that the offering of a minority interest in Porex will enhance the value of Porex for Synetic's stockholders. Synetic has directed its efforts in a new area of business relating to the use of Internet-based technology to expand channels of communication in the healthcare industry, which is intended to benefit providers, payors and consumers of healthcare services by lowering healthcare costs and improving patient outcomes. The offering create a separate public entity focused entirely on the business of porous plastics and other porous media with additional resources to pursue acquisitions and take other steps to implement Porex's growth strategy. The offering also provide an opportunity for Porex's management and employees to have a direct equity participation in the Company.

SECURITY OWNERSHIP

  Prior to the offering, all of the Company's capital stock was owned by Synetic. Upon completion of the offering, Synetic will own 15,000,000 shares, or approximately 86% of the outstanding shares of the Company's Common Stock (approximately 84% if the Underwriters' over-allotment options are exercised in full). Synetic will have the ability to control the vote on matters submitted to a vote of the Company's stockholders and will also be able to elect the Board of Directors of the Company. Certain directors and executive officers of the Company own shares of Synetic Common Stock. See "Risk Factors--Substantial Control by Synetic" and "Security Ownership of Management." The address of Synetic is River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407.

CONFLICTS OF INTEREST

  Upon completion of the offering, Synetic will retain effective control of the Company and may be in a position to cause the Company to merge, consolidate, liquidate or sell all or a substantial portion of its assets on terms determined by Synetic. Certain of Synetic's executive officers and directors are officers of or directors of the Company. Such directors and officers of the Company who are also directors or officers of Synetic are in positions involving possible conflicts of interest with respect to certain transactions that may occur and that could affect the Company, such as transactions involving business dealings between the Company and Synetic, the disposition of acquisition opportunities, the issuance of additional Common Stock or other securities of the Company and other matters involving conflicts that cannot now be foreseen.

  It is contemplated that after the offering, officers of the Company who are also executive officers of Synetic will continue to spend a substantial amount of their business time as directors or officers of Synetic and its other subsidiaries and may be engaged in other business activities, consistent with their other employment agreements, if any. See "Risk Factors--Substantial Control by Synetic" and "Management."

CERTAIN AGREEMENTS

  The Company and Synetic will enter into a number of agreements for the purpose of defining the ongoing relationship between the two companies. Additional or modified agreements, arrangements and transactions may be entered into by the Company and Synetic after the completion of the offering. Any such future agreements, arrangements and transactions will be determined through negotiations between the Company and Synetic, as the case may be. Following the offering, the Company will continue to be controlled by Synetic and consequently such negotiations will not be arm's-length.

  The following is a summary of certain proposed agreements between the Company and Synetic.

  Tax Sharing Agreement. The Company and Synetic will enter into a Tax Sharing Agreement providing for (i) payment of federal, state and local income taxes for periods during which the Company and Synetic are included in the same consolidated group for income tax purposes, (ii) allocation of responsibility for the filing of such tax returns, (iii) conduct of tax audits and the handling of tax controversies and (iv) various related matters. For periods during which the Company and its subsidiaries are included in Synetic's consolidated federal income tax returns, the Company and each of its subsidiaries will be required to pay to Synetic an amount equal to their federal income tax liability, determined as if the Company and each of its subsidiaries had filed separate federal income tax returns.

  Services Agreement. The Company and Synetic will enter into a Services Agreement, pursuant to which Synetic will provide the Company with services relating primarily to financial, tax and legal advice in connection with the Company's acquisition program and other technical services as required. The Company will pay the actual costs of providing these services. Such costs will include an allocable portion of the base compensation and other related expenses (other than Synetic's benefit plans and employment agreements and arrangements) of the officers of Synetic who serve as officers of the Company. This agreement will be terminable by either party upon 90 days' prior written notice, at the end of any quarter. Allocated charges for normal, recurring services provided by Synetic to the Company in the past have not been material, nor are they expected to be material in the future. However, the cost of providing services in connection with the Company's acquisition program or of extraordinary services, may be significant in the future, although no estimate of such costs is presently possible. See Note 7 of the Notes to Consolidated Financial Statements.

  Indemnification Agreement. The Company and Synetic will enter into an Indemnification Agreement, under the terms of which the Company will indemnify and hold harmless Synetic with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of the business of the Company before or after the date of the consummation of the offering. Similarly, Synetic will indemnify and hold harmless the Company with respect to any and all claims, losses, damages, liabilities, costs and expenses that arise from or are based on the operations of Synetic other than the business of the Company before or after the date of the consummation of the offering.

  Registration Rights Agreement. The Company and Synetic will enter into a Registration Rights Agreement. Under the terms of such agreement, Synetic will have the right, subject to certain terms and conditions, to require the Company, at the expense of Synetic, to file up to three registration statements, if requested by Synetic, for the public offering of any equity securities of the Company then held by Synetic. Such right may be exercised after 180 days following the date of this Prospectus; provided, however, that the Company will not be required to have more than one registration statement declared effective in each year. Synetic has informed the Company that it has no present intention of exercising such registration rights or otherwise selling any shares of the Company's Common Stock which it owns.

  Credit Agreement. Synetic intends to make available to the Company a revolving line of credit to be used by the Company for the purpose of making acquisitions. Terms of such line of credit, including the amount, interest rate and security, if any, have not been determined, and if such terms are not agreed upon by Synetic and the Company, such line of credit may not be made available.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. No shares of Preferred Stock are outstanding as of the date of this Prospectus. Immediately prior to the offering, 15,000,000 shares of Common Stock were issued and outstanding. Immediately following the offering, 17,500,000 shares of Common Stock will be issued and outstanding.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time in one or more series, without stockholder approval. The Board of Directors is authorized to determine (subject to limitations prescribed by law) the rights including voting rights, if any, preferences, terms and limitations to be granted to and imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series. The Company has no present plans to issue any shares of Preferred Stock. Because of its broad discretion with respect to the creation and issuance of any series of Preferred Stock without stockholder approval, the Board of Directors could adversely affect the voting power of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

COMMON STOCK

  Holders of record of Common Stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. There are no cumulative voting rights or preemptive rights. All issued and outstanding shares of Common Stock are, and the Common Stock to be sold in the offering, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." Upon dissolution, holders of Common Stock are entitled to share pro rata in the assets of the Company remaining after payment in full of all of its liabilities and obligations, including payment of the liquidation preference, if any, of any Preferred Stock then outstanding.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE
LAW

  The Company's Certificate of Incorporation and By-laws do not provide for a staggered Board of Directors. The Certificate of Incorporation and By-laws provide that special meetings of the Company may be called only by a majority of the entire Board of Directors. In addition, the By-laws establish an advance notice procedure for stockholder proposals to be considered at annual meetings of stockholders. Notice must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and must contain certain specified information concerning the matters to be brought before the meeting and concerning the stockholders submitting the proposal. Such provisions of the Company's Certificate of Incorporation and By-laws could be deemed to have an anti-takeover effect.

  The Company's Certificate of Incorporation provides that so long as the Company is controlled by, or under common control with, Synetic (i) directors or officers of the Company who are also directors or officers of Synetic are obligated to present a potential acquisition which may be made by either the Company or Synetic of a business engaged in the design, manufacture or distribution of porous materials (a "Porous Materials Business") to the Company and may present such acquisition to Synetic only upon rejection of such acquisition by the Board of Directors of the Company, (ii) directors or officers of the Company who are also directors or officers of Synetic have no obligation to present a potential acquisition of any business engaged in or about to be engaged in by Synetic other than a Porous Materials Business, unless the Board of Directors of Synetic has rejected such acquisition or determined that such acquisition should be presented to the Company and (iii) directors or officers of the Company who are also directors or officers of Synetic have no obligation to present a potential acquisition which may be made by either the Company or Synetic to the Company of a business that is not a Porous Materials Business.

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company.

TRANSFER AGENT AND REGISTRAR

  The Company has appointed Registrar and Transfer Company as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering, there has been no public market for the Common Stock. No information is currently available and no prediction can be made as to the timing or amount of future sales of shares, or the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issuable upon exercise of stock options) in the public market after the lapse of the restrictions described below, or the perception that such sales may occur, could materially and adversely affect the prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale."

  After completion of the offering, the Company will have 17,500,000 shares of Common Stock outstanding (17,875,000 shares if the Underwriters' over-allotment options are exercised in full). All of the 2,500,000 shares of Common Stock offered in the offering (2,875,000 shares if the Underwriters' over-allotment options are exercised in full), will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144, described below. All of the shares of Common Stock held by Synetic are "Restricted Securities," as that term is defined in Rule 144, and may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration under the Securities Act.

  In general, under Rule 144 as currently in effect, any affiliate of the Company or any person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned Common Stock which is treated as Restricted Securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock (approximately 175,000 shares based upon the number of shares outstanding after the offering (or 178,750 shares if the Underwriters' over-allotment options are exercised in full)) or the reported average weekly trading volume in the Common Stock during the four weeks preceding the date on which notice of such sale was filed under Rule
144. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning the Company. In addition, affiliates of the

Company must comply with the restrictions and requirements of Rule 144 (other than the one-year holding period requirement) in order to sell Common Stock that are not Restricted Securities (such as Common Stock acquired by affiliates in market transactions). Further, if a period of at least two years has elapsed from the date Restricted Securities were acquired from the Company or an affiliate of the Company, a holder of such Restricted Securities who is not an affiliate at the time of the sale and who has not been an affiliate for at least three months prior to such sale would be entitled to sell the shares immediately without regard to the volume, manner of sale, notice and public information requirements of Rule 144.

  Upon consummation of the offering, Synetic will own approximately 86% (84% if the Underwriters' over-allotment options are exercised in full) of the outstanding Common Stock. Synetic has advised the Company that it currently has no plans to reduce its ownership interest following the offering. However, Synetic is not subject to any contractual obligation to retain its controlling interest, except that Synetic has agreed not to sell or otherwise dispose of any shares of the Company for a period of 180 days after the date of the Prospectus without the prior written consent of Merrill Lynch. In addition, subject to certain exceptions, the Company has agreed not to sell or otherwise dispose of any shares of Common Stock for such 180-day period without the prior written consent of Merrill Lynch. See "Underwriting."

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") among the Company and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Prudential Securities Incorporated are acting as representatives (the "Representatives"), severally has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
     UNDERWRITERS                                                       SHARES
     ------------                                                      ---------
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated...................................................
     Prudential Securities Incorporated..............................
                                                                       ---------
     Total...........................................................  2,500,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $ per share of Common Stock and that the Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

  At the request of the Company, the Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to directors, employees, consultants, business associates and related persons of the Company and Synetic. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby. Certain individuals who purchase reserved shares may be required to agree not to sell, offer to otherwise dispose of any such reserved shares for a period of three months after the date of this Prospectus.

  The Company and Synetic have agreed, subject to certain exceptions, not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus. The foregoing sentence shall not apply to (a) the shares of Common Stock to be sold hereunder, (b) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this Prospectus,
(c) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit or stock option plans of the Company referred to in this Prospectus, (d) any shares of Common Stock issued pursuant to any stock option plan for non-employee directors or (e) any shares of Common Stock issued in connection with acquisitions or similar transactions by the Company.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation between the Company and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public offering price. The initial public offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PORX."

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, Merrill Lynch is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), Merrill Lynch may reduce that short position by purchasing Common Stock in the open market. Merrill Lynch may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

  Merrill Lynch may also impose a penalty bid on certain Underwriters and selling group members. This means that if Merrill Lynch purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, Merrill Lynch may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that Merrill Lynch will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Shearman & Sterling, New York, New York. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.

  The statements of law in this Prospectus under the caption "Risk Factors-- Regulatory Requirements" and under the caption "Business--Regulation," are based upon the opinion of Kegler, Brown, Hill & Ritter, Columbus, Ohio, special regulatory counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 and the financial statements of Interflo as of December 31, 1996 and for the year then ended, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said Firm as experts in giving said reports.


                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act for the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements contained herein concerning the provisions of any documents filed as exhibits to the Registration Statement are not necessarily complete, and are qualified by reference to the copy of such document. The Registration Statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Upon completion of the offering, the Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the address set forth above. The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                       POREX CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   Report of Independent Public Accountants............................... F-2
   Consolidated Balance Sheets as of June 30, 1996 and 1997 and September
    30, 1997.............................................................. F-3
   Consolidated Statements of Income for the Years Ended June 30, 1995,
    1996 and 1997 and for the Three Months Ended September 30, 1996 and
    1997.................................................................. F-5
   Consolidated Statements of Changes in Stockholder's Equity for the
    Years Ended June 30, 1995, 1996 and 1997 and for the Three Months
    Ended September 30, 1996 and 1997..................................... F-6
   Consolidated Statements of Cash Flows for the Years Ended June 30,
    1995, 1996 and 1997 and for the Three Months Ended September 30, 1996
    and 1997.............................................................. F-7
   Notes to Consolidated Financial Statements............................. F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF POREX CORPORATION:

  We have audited the accompanying consolidated balance sheets of Porex Corporation (a Delaware corporation) and subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Porex Corporation and subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                       ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 13, 1997

                       POREX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                   JUNE 30,
                                                ----------------  SEPTEMBER 30,
                                                 1996     1997        1997
                                                -------  -------  -------------
                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................... $12,190  $ 6,614     $ 7,352
  Accounts receivable, net of allowances for
   doubtful accounts and sales returns of $671,
   $719 and $769 at June 30, 1996 and 1997 and
   September 30, 1997, respectively............   7,299    9,094       9,215
  Inventories..................................   5,253    5,505       5,764
  Other current assets.........................   1,835    2,137       1,963
                                                -------  -------     -------
    Total current assets.......................  26,577   23,350      24,294
                                                -------  -------     -------
PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements........................     823    1,613       1,604
  Buildings and improvements...................   8,967    9,515       9,645
  Machinery and equipment......................  19,134   21,953      22,635
  Furniture and fixtures.......................   2,682    2,938       2,990
  Construction in progress.....................   1,307    2,167       2,233
                                                -------  -------     -------
                                                 32,913   38,186      39,107
  Less: Accumulated depreciation............... (15,923) (18,331)    (19,050)
                                                -------  -------     -------
    Property, plant and equipment, net.........  16,990   19,855      20,057
                                                -------  -------     -------
OTHER ASSETS:
  Due from Synetic.............................   1,361    1,977       2,102
  Goodwill, net of accumulated amortization of
   $420, $643 and $731 at June 30, 1996 and
   1997 and September 30, 1997, respectively...   1,056   12,366      12,233
  Other........................................     502       36          30
                                                -------  -------     -------
    Total other assets.........................   2,919   14,379      14,365
                                                -------  -------     -------
                                                $46,486  $57,584     $58,716
                                                =======  =======     =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                       POREX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                    JUNE 30,
                                                 ---------------
                                                                  SEPTEMBER 30,
                                                  1996    1997        1997
                                                 ------- -------  -------------
                                                                   (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable.............................. $ 1,277 $ 2,061     $ 1,689
  Accrued liabilities...........................   4,371   6,312       5,944
  Income taxes payable..........................   2,536   3,030       3,081
                                                 ------- -------     -------
    Total current liabilities...................   8,184  11,403      10,714
                                                 ------- -------     -------
DEFERRED TAXES..................................     936   1,099       1,099
                                                 ------- -------     -------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDER'S EQUITY:
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; no shares issued and out-
   standing.....................................     --      --          --
  Common stock, $.01 par value; 50,000,000
   shares authorized; 15,000,000 shares issued
   and outstanding at June 30, 1996 and 1997,
   and September 30, 1997, respectively.........     150     150         150
  Retained earnings.............................  37,194  45,306      47,374
  Cumulative foreign currency translation
   adjustment...................................      22    (374)       (621)
                                                 ------- -------     -------
    Total stockholder's equity..................  37,366  45,082      46,903
                                                 ------- -------     -------
                                                 $46,486 $57,584     $58,716
                                                 ======= =======     =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                       POREX CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS ENDED
                                 YEARS ENDED JUNE 30,      SEPTEMBER 30,
                                ----------------------- -------------------
                                 1995    1996    1997     1996      1997
                                ------- ------- ------- --------- ---------
                                                            (UNAUDITED)
Net sales...................... $39,180 $45,129 $52,885 $  11,185 $  14,833
                                ------- ------- ------- --------- ---------
Costs and expenses:
 Cost of sales.................  23,006  25,106  29,035     6,126     8,316
 Selling, general and
  administrative...............   9,933  10,714  11,697     2,762     3,189
                                ------- ------- ------- --------- ---------
                                 32,939  35,820  40,732     8,888    11,505
                                ------- ------- ------- --------- ---------
Operating income...............   6,241   9,309  12,153     2,297     3,328
 Other income, net.............     244     586     904       305       103
                                ------- ------- ------- --------- ---------
Income before provision for
 income taxes..................   6,485   9,895  13,057     2,602     3,431
 Provision for income taxes....   2,710   3,844   4,945       985     1,363
                                ------- ------- ------- --------- ---------
Net income..................... $ 3,775 $ 6,051 $ 8,112 $   1,617 $   2,068
                                ======= ======= ======= ========= =========
Net income per share........... $   .25 $   .40 $   .54 $     .11 $     .14
                                ======= ======= ======= ========= =========
Weighted average shares
 outstanding...................  15,000  15,000  15,000    15,000    15,000
                                ======= ======= ======= ========= =========


 The accompanying notes are an integral part of these consolidated statements.

                       POREX CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                           COMMON STOCK
                         ----------------
                                                    CUMULATIVE FOREIGN      TOTAL
                         NUMBER OF        RETAINED CURRENCY TRANSLATION STOCKHOLDER'S
                          SHARES   AMOUNT EARNINGS      ADJUSTMENT         EQUITY
                         --------- ------ -------- -------------------- -------------
Balance, June 30, 1994..  15,000    $150  $27,368         $ (33)           $27,485
 Foreign currency
  translation
  adjustment............     --      --       --            280                280
 Net income.............     --      --     3,775           --               3,775
                          ------    ----  -------         -----            -------
Balance, June 30, 1995..  15,000     150   31,143           247             31,540
 Foreign currency
  translation
  adjustment............     --      --       --           (225)              (225)
 Net income.............     --      --     6,051           --               6,051
                          ------    ----  -------         -----            -------
Balance, June 30, 1996..  15,000     150   37,194            22             37,366
 Foreign currency
  translation
  adjustment............     --      --       --           (396)              (396)
 Net income.............     --      --     8,112           --               8,112
                          ------    ----  -------         -----            -------
Balance, June 30, 1997..  15,000     150   45,306          (374)            45,082
 Foreign currency
  translation adjustment
  (unaudited)...........     --      --       --           (247)              (247)
 Net income (unaudited).     --      --     2,068           --               2,068
                          ------    ----  -------         -----            -------
Balance, September 30,
 1997 (unaudited).......  15,000    $150  $47,374         $(621)           $46,903
                          ======    ====  =======         =====            =======


 The accompanying notes are an integral part of these consolidated statements.

                       POREX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      THREE MONTHS ENDED
                            YEARS ENDED JUNE 30,          SEPTEMBER 30,
                          --------------------------  ------------------------
                           1995     1996      1997      1996       1997
                          -------  -------  --------  ---------  ---------
                                                         (UNAUDITED)
Operating Activities:
  Net income............. $ 3,775  $ 6,051  $  8,112  $   1,617  $  2,068
  Adjustments to recon-
   cile net income to net
   cash provided by oper-
    ating activities:
    Depreciation and am-
     ortization..........   2,255    3,036     3,309        805       807
    Deferred income tax-
     es..................    (284)    (281)     (139)       --        --
    Increase in allow-
     ances for doubtful
     accounts and sales
     returns.............     243       36         7         29        50
   Changes in operating
    assets and liabili-
    ties,
   net of effect of ac-
    quired businesses:
    Accounts receivable..  (1,299)    (669)     (678)       449      (171)
    Inventory............     805      193       268       (535)     (259)
    Other assets.........     (89)     117       560        453       224
    Accounts payable.....    (438)     644       363       (147)     (371)
    Accrued liabilities..   1,344      675     1,048       (150)     (370)
    Income taxes payable.     805    1,074       474       (782)       51
                          -------  -------  --------  ---------  --------
     Net cash provided by
      operating activi-
      ties...............   7,117   10,876    13,324      1,739     2,029
                          -------  -------  --------  ---------  --------
Investing activities:
  Capital expenditures,
   net...................  (3,889)  (3,192)   (5,075)    (1,155)     (919)
  Net cash paid for ac-
   quired businesses.....     --       --    (12,813)      (861)      --
                          -------  -------  --------  ---------  --------
    Net cash used in in-
     vesting activities..  (3,889)  (3,192)  (17,888)    (2,016)     (919)
                          -------  -------  --------  ---------  --------
Financing activities:
  Changes in amounts due
   from Synetic, net.....    (508)    (679)     (616)       174      (125)
  Payments on long-term
   debt..................    (456)    (216)      --         --        --
                          -------  -------  --------  ---------  --------
    Net cash provided by
     (used for)
    financing activities.    (964)    (895)     (616)       174      (125)
                          -------  -------  --------  ---------  --------
  Foreign currency trans-
   lation adjustment.....     280     (225)     (396)        62      (247)
                          -------  -------  --------  ---------  --------
  Net increase (decrease)
   in cash and cash
   equivalents...........   2,544    6,564    (5,576)       (41)      738
  Cash and cash equiva-
   lents at beginning of
   period................   3,082    5,626    12,190     12,190     6,614
                          -------  -------  --------  ---------  --------
  Cash and cash equiva-
   lents at end of peri-
   od.................... $ 5,626  $12,190  $  6,614  $  12,149  $  7,352
                          =======  =======  ========  =========  ========
  Cash paid during the
   period for:
  Interest............... $    32  $     6  $    --   $     --   $    --
  Income taxes...........   2,063    3,307     4,562      1,773     1,251

 The accompanying notes are an integral part of these consolidated statements.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  In November 1997, Synetic, Inc. ("Synetic") formed Porex Corporation, a Delaware corporation ("Porex"). In connection therewith Porex issued 15,000,000 shares of Common Stock, $.01 par value, to Synetic in exchange for all of the outstanding capital stock of its wholly-owned subsidiary, Porex Technologies Corp. ("PTC"). This reorganization has been accounted for at historical book values in a manner similar to a pooling-of-interests. These consolidated financial statements present the financial position and results of operations of Porex and PTC and its subsidiaries (collectively, the "Company"), as if this reorganization had occurred as of the first day of the earliest period presented.

  Porex designs, manufactures and distributes porous and solid plastic components and products for use in healthcare, consumer and industrial applications.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company, after elimination of all material intercompany accounts and transactions.

 Cash and Cash Equivalents

  The Company considers all liquid investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation and for the consolidated statements of cash flows. These short-term investments are stated at cost, which approximates market.

 Inventories

  Inventories are stated at the lower of first-in, first-out cost or market. Cost includes raw materials, direct labor, and manufacturing overhead. Market is based on current replacement cost for raw materials and supplies and on net realizable value for work-in-process and finished goods. Inventories consisted of the following (in thousands):

                                                       JUNE 30,
                                                     ------------- SEPTEMBER 30,
                                                      1996   1997      1997
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
      Raw materials and supplies.................... $2,468 $2,672    $3,119
      Work-in-process...............................    548    347       362
      Finished goods................................  2,237  2,486     2,283
                                                     ------ ------    ------
                                                     $5,253 $5,505    $5,764
                                                     ====== ======    ======

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Annual depreciation rates range from 2% to 10% for buildings and improvements and from 7% to 33% for machinery and equipment and furniture and fixtures. For income tax purposes, certain assets are depreciated using accelerated methods. Expenditures for maintenance, repair and renewals of minor items are charged to operations as incurred. Major improvements are capitalized.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Goodwill

  The excess of net assets acquired over underlying book values ("goodwill") is being amortized to expense on a straight-line basis over periods ranging from 35 to 40 years. The Company periodically reviews the carrying values assigned to goodwill based upon expectations of future cash flows and operating income generated by the particular acquired business.

  The Company's principal considerations in determining impairment of goodwill include the strategic benefit to the Company of the particular business related to the goodwill as measured by undiscounted current and expected future operating income levels and expected undiscounted future cash flows. The Company believes no impairment of goodwill exists at June 30, 1997.

 Development Costs

  Development costs are expensed as incurred. Total development expenses were $1,490,000, $2,014,000 and $1,791,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

 Accrued Liabilities

  Accrued liabilities consisted of the following (in thousands):

                                                                    JUNE 30,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Accrued payroll and benefit costs............................  $1,841 $2,771
   Accrued management incentives................................   1,385  1,747
   Accrued legal costs..........................................     563    598
   Other........................................................     582  1,196
                                                                  ------ ------
     Total......................................................  $4,371 $6,312
                                                                  ====== ======

 Income Taxes

  The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which uses the liability method to calculate deferred income taxes. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

  The Company is included in the consolidated federal income tax return of Synetic. The accompanying financial statements reflect income taxes as if the Company filed a separate tax return.

 Foreign Currency Translation

  The financial statements and transactions of the Company's foreign manufacturing facilities are maintained in their functional currency (Deutsche mark and Pound sterling). The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate for the period. The gains or losses resulting from translation are included in stockholder's equity.

 Revenue Recognition

  Revenue is recognized upon product shipment, net of sales returns and allowances.

 Net Income Per Share

  Net income per share is determined by dividing net income by the weighted average number of shares of common stock outstanding during the period.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). The new standard simplifies the computation of net income per share and increases comparability to international standards. Under SFAS No. 128, basic net

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

income per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

  The Company is required to adopt the new standard during fiscal 1998, beginning with the December 31, 1997 interim consolidated financial statements. All prior periods presented are required to be restated at that time. The pronouncement is not expected to have a material impact on the Company's reported earnings per share.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Information

  In the opinion of management, the unaudited consolidated financial statements as of September 30, 1997 and for the three months ended September 30, 1996 and 1997, reflect all adjustments which are of a normal recurring nature necessary to present fairly the Company's financial position, results of operations and cash flows. Interim results of operations are not necessarily indicative of results to be expected for the fiscal year.

(2) ACQUISITION:

 Interflo

  On February 10, 1997, the Company acquired the assets and assumed certain liabilities of Interflo Technologies Inc. ("Interflo"), a manufacturing operation located in College Point, New York for $11,340,000 in cash. At the closing, $2,500,000 was placed in escrow as security against representations and warranties contained in the purchase agreement. The escrow funds will be released over a period of approximately one year. The acquisition was accounted for using the purchase method with the purchase price being allocated to assets acquired and liabilities assumed based on their appraised fair values. Interflo's results of operations have been included in the Company's financial statements since February 10, 1997.

  A summary of the purchase price is as follows (in thousands):

      Fair value of assets acquired.................................... $ 2,175
      Liabilities assumed..............................................  (1,138)
      Goodwill.........................................................  10,303
                                                                        -------
                                                                        $11,340
                                                                        =======

  The pro forma effects of combining the results of operations of the Company and Interflo are not material.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) STOCKHOLDER'S EQUITY:

  As of September 30, 1997, Synetic owned 100% of the Company's outstanding common stock. The Company is in the process of an initial public offering of 2,500,000 shares of its common stock (the "Offering").

(4) INCOME TAXES:

  The income tax provisions (benefits) are summarized as follows (in thousands):

                                                         YEARS ENDED JUNE 30,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
Current:
  Federal............................................... $2,073  $2,848  $3,655
  State.................................................    281     543     366
  Foreign...............................................    640     734   1,063
                                                         ------  ------  ------
    Total current.......................................  2,994   4,125   5,084
                                                         ------  ------  ------
Deferred:
  Federal...............................................   (252)   (233)   (127)
  State.................................................    (32)    (48)    (12)
                                                         ------  ------  ------
    Total deferred......................................   (284)   (281)   (139)
                                                         ------  ------  ------
      Total income tax provision........................ $2,710  $3,844  $4,945
                                                         ======  ======  ======

  Accumulated net earnings of foreign subsidiaries are intended to be permanently reinvested in those subsidiaries. Accordingly, no federal taxes have been provided on those earnings.

  A reconciliation of the income tax provision, computed by applying the federal statutory rate to income before taxes, and the actual provision for income taxes is as follows:

                                                         YEARS ENDED JUNE 30,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
      Federal statutory rate...........................    35.0%   35.0%   35.0%
      State tax, net of federal benefit................     2.5     3.3     1.8
      Foreign taxes rate differential..................     4.3     1.4     1.9
      Other, net.......................................      --     (.9)    (.8)
                                                         ------  ------  ------
                                                           41.8%   38.8%   37.9%
                                                         ======  ======  ======

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) INCOME TAXES--(CONTINUED)

  Temporary differences resulted in the following deferred tax expense (benefit) (in thousands):

                                                        YEARS ENDED JUNE 30,
                                                        ----------------------
                                                         1995    1996    1997
                                                        ------  ------  ------
      Sales returns and receivables allowances........  $  (14) $   (6) $   18
      Accrued expenses................................    (206)   (119)   (279)
      Difference between tax and book depreciation
       and amortization...............................      38    (117)    163
      Inventory reserves..............................     (31)    (29)     82
      Prepaids and other..............................     (71)    (10)   (123)
                                                        ------  ------  ------
                                                        $ (284) $ (281) $ (139)
                                                        ======  ======  ======

  Deferred tax liabilities (assets) at June 30, 1996 and 1997, are comprised of the following (in thousands):

                                                                 1996    1997
                                                                 -----  ------
      Tax over book depreciation and amortization..............  $ 936  $1,099
      Sales returns and receivables allowances.................   (118)   (100)
      Accrued expenses.........................................   (688)   (967)
      Inventory reserves.......................................   (436)   (354)
      Prepaids and other.......................................   (210)   (333)
                                                                 -----  ------
                                                                 $(516) $ (655)
                                                                 =====  ======

  In accordance with the disclosure provisions of SFAS No. 109, as of June 30, 1996 and 1997 the Company has included approximately $1,452,000 and $1,754,000, respectively, of deferred tax assets in other current assets representing the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes.

(5) MAJOR CUSTOMERS, EXPORT PRODUCT SALES AND SEGMENT INFORMATION:

  For the years ended June 30, 1995, 1996 and 1997, no customer accounted for more than 10% of the Company's net sales.

  Export product sales, which are made principally to Europe and Asia, were $5,022,000, $5,605,000 and $6,219,000 for the fiscal years ended June 30,
1995, 1996 and 1997, respectively.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) MAJOR CUSTOMERS, EXPORT PRODUCT SALES AND SEGMENT INFORMATION--(CONTINUED) Segment Reporting

  The Company's manufacturing operations are in two principal geographic areas, the United States and Europe. The following is a summary of financial information by geographic area for the fiscal years ended June 30, 1995, 1996 and 1997 (in thousands):

                                                      CORPORATE AND
1995                             UNITED STATES EUROPE ELIMINATIONS  CONSOLIDATED
----                             ------------- ------ ------------- ------------
Net sales.......................    $34,700    $5,380    $ (900)      $39,180
Operating income................      7,070     1,282    (2,111)        6,241
Identifiable assets.............     30,536     5,771     1,219        37,526
Capital expenditures, net.......      2,834     1,003        52         3,889
Depreciation and amortization...      1,673       425       157         2,255

                                                      CORPORATE AND
1996                             UNITED STATES EUROPE ELIMINATIONS  CONSOLIDATED
----                             ------------- ------ ------------- ------------
Net sales.......................    $39,055    $6,665    $ (591)      $45,129
Operating income................     10,087     1,955    (2,733)        9,309
Identifiable assets.............     38,390     7,035     1,061        46,486
Capital expenditures, net.......      1,999     1,052       141         3,192
Depreciation and amortization...      2,666       171       199         3,036

                                                      CORPORATE AND
1997                             UNITED STATES EUROPE ELIMINATIONS  CONSOLIDATED
----                             ------------- ------ ------------- ------------
Net sales.......................    $45,490    $8,511    $(1,116)     $52,885
Operating income................     12,529     2,371     (2,747)      12,153
Identifiable assets.............     48,502     8,063      1,019       57,584
Capital expenditures, net.......      3,657       504        914        5,075
Depreciation and amortization...      2,571       516        222        3,309

(6) PENSION AND PROFIT SHARING PLANS:

  The Company has defined benefit pension plans covering substantially all of its employees and certain employees of Synetic. Net pension cost for the years ended June 30, 1995, 1996 and 1997 included the following components (in thousands):

                                                             1995  1996   1997
                                                             ----  ----  ------
Service cost................................................ $240  $269  $  277
Interest cost...............................................  273   310     338
Actual return on plan assets................................ (427) (789) (1,377)
Net amortization............................................  127   447     923
                                                             ----  ----  ------
  Net pension cost.......................................... $213  $237  $  161
                                                             ====  ====  ======

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) PENSION AND PROFIT SHARING PLANS--(CONTINUED)
  The following table sets forth the funded status of the plans and amounts recognized in the Company's consolidated balance sheets (in thousands):

                                                                 JUNE 30,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
      Actuarial present value of benefit obligation:
        Vested benefit obligation............................ $(2,944) $(3,311)
        Nonvested benefit obligation.........................     (55)     (67)
                                                              -------  -------
        Accumulated benefit obligation.......................  (2,999)  (3,378)
        Effect of future salary increases....................  (1,548)  (1,600)
                                                              -------  -------
      Projected benefit obligation...........................  (4,547)  (4,978)
      Plan assets at fair value..............................   5,105    6,703
                                                              -------  -------
      Funded status..........................................     558    1,725
      Unrecognized net gain..................................    (792)  (1,848)
      Unrecognized net assets................................    (216)    (194)
      Unrecognized prior service cost........................      61       56
                                                              -------  -------
        Net pension liability................................ $  (389) $  (261)
                                                              =======  =======

  The Company funds the plans through annual contributions representing no less than the minimum amounts required as computed by actuaries to be consistent with the plans' objectives and government regulations. The net pension liability is included in accrued liabilities.

  Assumptions used in the accounting for the Company's defined benefit plans as of June 30, 1996 and 1997 were:

                                                                     1996  1997
                                                                     ----- -----
      Discount rate.................................................  7.5%  7.5%
      Rate of increase in compensation levels....................... 0%-5% 0%-5%
      Expected long-term rate of return on assets...................  8.0%  8.0%

  Plan assets consist primarily of debt and equity investments.

  In addition to the defined benefit pension plans discussed above, the Company maintains a defined contribution profit sharing plan covering substantially all of its employees. The Company matches a portion of participant contributions with Synetic common stock. For the year ended June 30, 1997, Synetic issued 3,341 shares of common stock to the plan. For the years ended June 30, 1995, 1996 and 1997, Company contributions were approximately $59,100, $81,000 and $132,500, respectively.

(7) RELATED PARTY TRANSACTIONS:

 Tax sharing agreement

  The Company and Synetic intend to enter into a tax sharing agreement for the periods during which the Company is included in the consolidated federal income tax returns of Synetic. This agreement will provide, among other things, for the Company to pay Synetic its allocable portion of the consolidated federal income tax liability or receive refunds determined as if the Company had filed separate federal income tax returns. The tax sharing agreement will terminate on the last day on which the Company is included in Synetic's federal consolidated income tax return.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) RELATED PARTY TRANSACTIONS--(CONTINUED)
 Services agreement

  The Company and Synetic intend to enter into a services agreement pursuant to which Synetic will agree to provide the Company with services relating primarily to financial analysis and tax and legal advice in connection with the Company's operations and other technical services as required. The Company will pay the actual costs of providing these services. Such costs will include an allocable portion of the base compensation and other related expenses (other than Synetic's benefit plans and employment agreements and arrangements) of the officers of Synetic who serve as officers of the Company. The service agreement will be terminable by either party upon 90 days' prior written notice, at the end of any quarter. Allocated charges for normal, recurring services provided by Synetic historically have not been material.

 Credit agreement

  Synetic intends to make available to the Company a revolving line of credit to be used by the Company for the purpose of making acquisitions. Terms of such line of credit, including the interest rate and security, if any, have not been determined, and if such terms are not agreed upon by Synetic and the Company, such line of credit may not be made available.

(8) STOCK OPTIONS:

  The Company expects to adopt stock options plans covering the employees, officers and directors of the Company and its subsidiaries and certain consultants, agents and key contractors of the Company. The exercise price for such options will be equal to the initial public offering price. The Company currently intends to elect to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its stock options. The Company intends to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

(9) COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases office and warehouse space, equipment and automobiles under various noncancellable operating leases. Rental expense was $154,000, $164,000 and $329,000 for the fiscal years ended June 30, 1995, 1996 and 1997, respectively. The minimum aggregate rental commitments under noncancellable leases, excluding renewal options, are as follows (in thousands):

      YEARS ENDING JUNE 30, 1998
      --------------------------
      1998............................................................... $ 525
      1999...............................................................   505
      2000...............................................................   485
      2001...............................................................   431
      2002...............................................................   389
      Thereafter......................................................... 3,537

 Legal proceedings

  In the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on its financial position or results of operations.

                      POREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The Company has been named as one of many co-defendants in a number of actions brought by recipients of silicone mammary implants. One of the pending claims is styled as a purported class action. Certain of the actions against the Company have been dismissed or settled by the manufacturer or insurance carriers of the Company without material cost to the Company. The Company believes its insurance coverage provides adequate coverage against liabilities that could arise from actions or claims arising out of the Company's distribution of implants. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on its financial position or results of operations.

(10) QUARTERLY FINANCIAL DATA (UNAUDITED):

  The following table summarizes the quarterly financial data for the fiscal years ended June 30, 1996 and 1997 (in thousands, except per share data).

                                               NET   OPERATING  NET   NET INCOME
QUARTER ENDED                                 SALES   INCOME   INCOME PER SHARE
-------------                                ------- --------- ------ ----------
FISCAL 1996
September 30, 1995.......................... $11,036  $ 1,946  $1,178    $.08
December 31, 1995...........................  10,283    1,981   1,360     .09
March 31, 1996..............................  11,311    2,273   1,523     .10
June 30, 1996...............................  12,499    3,109   1,990     .13
                                             -------  -------  ------    ----
Year ended June 30, 1996.................... $45,129  $ 9,309  $6,051    $.40
                                             =======  =======  ======    ====
FISCAL 1997
September 30, 1996.......................... $11,185  $ 2,297  $1,617    $.11
December 31, 1996...........................  11,899    2,778   1,825     .12
March 31, 1997..............................  14,243    3,370   2,076     .14
June 30, 1997...............................  15,558    3,708   2,594     .17
                                             -------  -------  ------    ----
Year ended June 30, 1997.................... $52,885  $12,153  $8,112    $.54
                                             =======  =======  ======    ====
FISCAL 1998
September 30, 1997.......................... $14,833  $ 3,328  $2,068    $.14
                                             =======  =======  ======    ====

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information.

                                            JUNE 30, 1996       JUNE 30, 1997
                                         ------------------- -------------------
                                         CARRYING ESTIMATED  CARRYING ESTIMATED
                                          AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                         -------- ---------- -------- ----------
                                                     (IN THOUSANDS)
Cash and cash equivalents............... $12,190   $12,190    $6,614    $6,614

                          INTERFLO TECHNOLOGIES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   Report of Independent Public Accountants............................... F-18
   Balance Sheet as of December 31, 1996.................................. F-19
   Statement of Income and Retained Earnings for the Year Ended December
    31, 1996.............................................................. F-20
   Statement of Cash Flows for the Year Ended December 31, 1996........... F-21
   Notes to Financial Statements.......................................... F-22

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO INTERFLO TECHNOLOGIES, INC.:

  We have audited the accompanying balance sheet of Interflo Technologies, Inc. (a New York corporation) as of December 31, 1996 and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interflo Technologies, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

New York, New York
November 13, 1997

                          INTERFLO TECHNOLOGIES, INC.
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
Cash and cash equivalents.............................................. $  230
Marketable securities..................................................    140
Accounts receivable, net of allowance for doubtful accounts and sales
returns of $20.........................................................    802
Inventories............................................................    421
Other current assets...................................................     38
                                                                        ------
  Total current assets.................................................  1,631
                                                                        ------
PROPERTY AND EQUIPMENT:
Building improvements..................................................    133
Machinery and equipment................................................    846
Furniture and fixtures.................................................    331
                                                                        ------
                                                                         1,310
Less: Accumulated depreciation and amortization........................   (690)
                                                                        ------
Property and equipment, net............................................    620
                                                                        ------
OTHER ASSETS...........................................................     63
                                                                        ------
                                                                        $2,314
                                                                        ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable....................................................... $  435
 Accrued liabilities....................................................    506
 Distributions payable..................................................    144
 Loan from officer......................................................    121
 Due to related party, net..............................................    159
                                                                         ------
   Total current liabilities............................................  1,365
                                                                         ------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
STOCKHOLDERS' EQUITY:
 8% cumulative preferred stock, $1.00 par value; 100,000 shares
  authorized; no shares issued or outstanding...........................    --
 Common stock, no par value; 200 shares authorized; 100 shares issued
  and outstanding.......................................................    --
 Paid-in capital........................................................     12
 Retained earnings......................................................    937
                                                                         ------
   Total stockholders' equity...........................................    949
                                                                         ------
                                                                         $2,314
                                                                         ======


       The accompanying notes are an integral part of this balance sheet.

                          INTERFLO TECHNOLOGIES, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Net sales............................................................... $5,657
 Cost of sales..........................................................  3,960
                                                                         ------
Gross profit............................................................  1,697
 Selling, general and administrative expenses...........................  1,657
                                                                         ------
Operating income........................................................     40
 Other expenses, net....................................................     16
                                                                         ------
Income before provision for state and local income taxes................     24
Provision for state and local income taxes..............................      2
                                                                         ------
Net income..............................................................     22
                                                                         ------
Retained earnings, beginning of year....................................  1,059
Distribution of earnings................................................   (144)
                                                                         ------
Retained earnings, end of year.......................................... $  937
                                                                         ======



         The accompanying notes are an integral part of this statement.

                          INTERFLO TECHNOLOGIES, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Operating activities:
  Net income............................................................. $ 22
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization........................................  214
    Increase in allowance for doubtful accounts..........................   15
    Loss on disposal of property and equipment...........................   45
  Changes in operating assets and liabilities:
    Accounts receivable.................................................. (150)
    Inventories.......................................................... (374)
    Other assets.........................................................  (28)
    Accounts payable.....................................................   72
    Accrued liabilities..................................................  237
                                                                          ----
      Net cash provided by operating activities..........................   53
                                                                          ----
Investing activities:
  Proceeds from sale of marketable securities, net.......................  249
  Capital expenditures................................................... (500)
                                                                          ----
      Net cash used in investing activities.............................. (251)
                                                                          ----
Financing activities:
  Advances to related party, net.........................................  (57)
                                                                          ----
      Net cash used in financing activities..............................  (57)
                                                                          ----
  Decrease in cash and cash equivalents.................................. (255)
  Cash and cash equivalents at beginning of period.......................  485
                                                                          ----
  Cash and cash equivalents at end of period............................. $230
                                                                          ====
Supplemental disclosures:
  Cash paid during the period for:
  Interest............................................................... $ 12
  Income taxes........................................................... $ 28

         The accompanying notes are an integral part of this statement.

                          INTERFLO TECHNOLOGIES, INC
                         NOTES TO FINANCIAL STATEMENTS

(1) BACKGROUND AND SIGNIFICANT EVENTS:

  Prior to December 31, 1995, Interflo Technologies, Inc. (the "Company") and Liqui-Mark Corp. ("Liqui-Mark") operated as divisions of Redound Industries, Inc. ("Redound"). Effective December 31, 1995, Redound spun off the net assets of Liqui-Mark to its shareholders and renamed Redound as Interflo
Technologies, Inc. The accompanying financial statements present the operations of the Company.

  Effective February 10, 1997, substantially all of the assets and certain liabilities of the Company were acquired by Porex Corporation, a subsidiary of Synetic, Inc., for $11,340,000 in cash.

  The Company designs and manufactures porous plastics used in healthcare, industrial and consumer applications.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  The Company considers all liquid investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation and for the statement of cash flows. These short-term investments are stated at cost, which approximates market.

 Marketable Securities

  Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities.

  Marketable securities consisted primarily of equity securities as of December 31, 1996. These investments are carried at a cost of $140,000 at December 31, 1996, which, based on quoted prices, approximates market value. At December 31, 1996, gross unrealized gains/losses pertaining to marketable securities and other investments were not material. Gains and losses on the sale of marketable securities and other investments are calculated using the specific identification method.

 Inventories

  Inventories are stated at the lower of first-in, first-out cost or market. Cost includes raw materials, direct and indirect labor and overhead. Market is based on current replacement cost for raw materials and supplies and on net realizable value for finished goods. Inventories consisted of the following:

      Raw materials and supplies...................................... $295,000
      Finished goods..................................................  126,000
                                                                       --------
                                                                       $421,000
                                                                       ========

 Property and Equipment

  Property and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on the straight-line and double declining balance methods over the estimated useful lives of the assets. Useful lives range from 5 to 40 years for building improvements and from 3 to 7 years for machinery and equipment and furniture and fixtures. For income tax purposes, certain assets are depreciated using accelerated methods. Expenditures for maintenance, repair and renewals of minor items are charged to operations as incurred. Major improvements are capitalized.

                          INTERFLO TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

 Major Customers and Export Product Sales Information

  For the year ended December 31, 1996 foreign sales accounted for 12% of net sales. Accounts receivable from foreign entities represent 16% of total accounts receivable at December 31, 1996. Sales to two major customers accounted for 19% and 16% of net sales in 1996.

 Accrued Liabilities

 Accrued liabilities consisted of the following:

      Accrued payroll and benefit costs............................... $185,000
      Accrued rent....................................................  126,000
      Accrued utilities...............................................   73,000
      Other...........................................................  122,000
                                                                       --------
        Total......................................................... $506,000
                                                                       ========

 Income Taxes

  The Company operates under Subchapter S of the Internal Revenue Code and, consequently, is not subject to Federal and certain state income taxes. The stockholders include their pro rata share of the Company's income in their personal income tax returns.

 Revenue Recognition

  Revenue is recognized upon product shipment, net of sales returns and allowances.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) RELATED PARTY TRANSACTIONS:

  The Company paid monthly rent in the amount of $6,000 to its principal stockholder and related individuals for factory, warehouse and office space. This space was rented on a month-to-month basis, through September 30, 1996.

  The Company had a loan from an officer of $100,000 at December 31, 1996 bearing interest at 9% and payable on demand. The loan and accrued interest of $121,000 were paid in full on February 11, 1997.

  The accrued distributions to shareholders at December 31, 1996 of $144,000 were paid on February 10, 1997.

  The Company sells marker nibs to Liqui-Mark which manufactures writing instruments. Sales to Liqui-Mark were approximately $140,000 in 1996. At December 31, 1996 the Company had a trade accounts receivable due from Liqui-Mark of $34,000 and a payable resulting primarily from the spin-off of Liqui-Mark of $193,000, which was subsequently paid.

  The Company has guaranteed a bank line-of-credit (amounting to $2,000,000) for Liqui-Mark. As of December 31, 1996, $380,000 was outstanding under this line-of-credit. The Company was released from this guarantee on January 29, 1997.

                          INTERFLO TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

(4) EMPLOYEE BENEFIT PLANS:

  The Company maintains a defined contribution savings plan (the "Savings Plan") covering substantially all of its non-union employees. Participants must be at least 21 years of age and have completed one year of service and may contribute up to $9,500 of their earnings annually. The Savings Plan allows for discretionary contributions to be made by the Company. For the year ended December 31, 1996, no such contributions were made.

  The Company maintains a defined benefit pension plan (the "Pension Plan") covering substantially all of its non-union employees. Pension Plan benefits were frozen effective August 3, 1993 and the Company has proposed to terminate the Pension Plan effective December 31, 1996. The Pension Plan sponsor has applied for a favorable determination letter from the Internal Revenue Service for the termination of the Pension Plan. The Company contribution for 1996 was approximately $51,000.

  Effective July, 1993, a shareholder of the Company who is also a key participant of the Pension Plan, elected to waive his right to a portion of his benefits upon Pension Plan termination such that Pension Plan assets would be sufficient to satisfy Pension Plan liabilities. After giving effect to this waiver, plan assets are equal to the projected benefit obligation.

  In determining the projected benefit obligation, the weighted average assumed discount rate was 6.5%.

(5) COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases office and warehouse space and automobiles under various noncancellable operating leases. Rental expense was $250,000 for the year ended December 31, 1996. The minimum aggregate rental commitments under noncancellable leases, excluding renewal options, are as follows:

      1997............................................................ $ 363,000
      1998............................................................   375,000
      1999............................................................   383,000
      2000............................................................   385,000
      2001............................................................   388,000
      Thereafter...................................................... 4,072,000

 Legal proceedings

  In the normal course of business, the Company is involved in various claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcome will have a material adverse effect on its financial position.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Dilution..................................................................   12
Capitalization............................................................   13
Selected Financial Data...................................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Pro Forma Financial Information...........................................   18
Business..................................................................   20
Management................................................................   29
Security Ownership of Management..........................................   38
Transactions and Relationship with Principal Stockholder..................   39
Description of Capital Stock..............................................   41
Shares Eligible for Future Sale...........................................   42
Underwriting..............................................................   44
Legal Matters.............................................................   46
Experts...................................................................   46
Available Information.....................................................   46
Index to Financial Statements.............................................  F-1

 UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPEC-TUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,500,000 SHARES

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                      PRUDENTIAL SECURITIES INCORPORATED

                                     , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       POREX CORPORATION AND SUBSIDIARIES

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS SCHEDULE

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants................................... S-1
Schedule II--Valuation and Qualifying Accounts............................. S-2

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Porex Corporation and subsidiaries as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in the Form S-1 and have issued our report thereon dated November 13, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
November 13, 1997

                       POREX CORPORATION AND SUBSIDIARIES

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

         COL. A            COL. B          COL. C            COL. D        COL. E
         ------          ---------- --------------------- ------------   ----------
                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGES TO CHARGES TO                BALANCE AT
                         BEGINNING   COST AND    OTHER                     END OF
      DESCRIPTION        OF PERIOD   EXPENSES   ACCOUNTS  (DEDUCTIONS)     PERIOD
      -----------        ---------- ---------- ---------- ------------   ----------
Allowances for doubtful
 accounts and sales
 returns
June 30, 1995...........  $393,000   307,000      7,000     (71,000)(1)   $636,000
June 30, 1996...........  $636,000   126,000     (7,000)    (84,000)(1)   $671,000
June 30, 1997...........  $671,000   295,000     33,000    (280,000)(1)   $719,000
September, 30, 1997
 (unaudited)............  $719,000    56,000        --       (6,000)(1)   $769,000

--------
(1) Write-off of uncollectible accounts and other reductions, net of recoveries.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discount and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee with the Securities and Exchange Commission and the NASD filing fee.

   SEC registration fee................................................ $14,375
   NASD Filing Fee..................................................... $ 5,244
   Printing and engraving expenses..................................... 125,000
   Legal Fees and Expenses.............................................       *
   Accounting Fees and Expenses........................................ 125,000
   Transfer agent and registrar fees...................................   3,000
   Miscellaneous Expenses..............................................       *
                                                                        -------
     TOTAL                                                              $     *
                                                                        =======

--------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Certificate of Incorporation and Bylaws set forth the extent to which officers or directors of the Company may be indemnified against any liabilities which they may incur. The general effect of such provisions is that any person made a party to an action, suit or proceeding by reason of the fact that he is or was a director or officer of the Company, or of another corporation or other enterprise for which he served as such at the request of the Company, shall be indemnified by the Company against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of Delaware. The Company's Certificate of Incorporation and Bylaws extend such indemnification to any employee who serves as an officer or director of any corporation at the request of the Company. These provisions of the Company's Certificate of Incorporation and Bylaws are not inclusive of any other indemnification rights to which an officer or director may be entitled, whether by contract or otherwise.

  The general effect of the indemnification provisions contained in Section 145 of the Delaware General Corporation Law is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or proceeding (other than an action by or in the right of the corporation) may be indemnified by the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe that his conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of the corporation may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

  The Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or to any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Company provided, however, that such provision shall not eliminate or limit the liability of a director: (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Company intends to purchase director's and officers' liability insurance for its executive officers and directors, assuming that such insurance is available on commercially reasonable terms.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Other than the shares issued to Synetic upon the Registrant's incorporation in exchange for Synetic's shares in PTC, no securities of the Registrant have been issued or sold by the Registrant in the last three years.

ITEM 16. EXHIBITS

EXHIBIT
 NO.                                          DESCRIPTION
-------                                       -----------
  *1.1     Form of Underwriting Agreement
  *3.1(a)  Certificate of Incorporation of the Company
  *3.1(b)  Amended and Restated Certificate of Incorporation of the Company
  *3.2     By-laws of the Company
  *4.1     Specimen Stock Certificate of the Company
  *5.1     Opinion of Shearman & Sterling
 *10.1     Porex Corporation Non-Employee Director Stock Option Plan
 *10.2     Porex Corporation Class A Stock Option Plan
 *10.3     Porex Corporation Class B Stock Option Plan
 *10.4     Porex Corporation Non-Qualified Special Stock Option Plan
  10.5     Form of Services Agreement between the Company and Synetic
  10.6     Form of Tax Sharing Agreement between the Company and Synetic
  10.7     Form of Indemnification Agreement between the Company and Synetic
 *10.8     Form of Registration Rights Agreement between the Company and Synetic
 *10.9     Agreement and Plan of Merger between PTC and Interflo
 *10.10    Employment Agreement between Porex Corporation and Kim A. Davis
 *21.1     Subsidiaries of the Company
  23.1(a)  Consent of Arthur Andersen LLP, Atlanta office
  23.1(b)  Consent of Arthur Andersen LLP, New York office
 *23.2     Consent of Shearman & Sterling (included in Exhibit 5.1)
  23.3     Consent of Kegler, Brown, Hill & Ritter
**24       Powers of Attorney (included on the signature page of this Registration Statement)
**27       Financial Data Schedule (for SEC use only)

--------
 * to be filed by amendment.

** previously filed.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

(1) To provide the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(2) For the purpose of determining any liability under the Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairburn, State of Georgia, on December 19, 1997.

                                          POREX CORPORATION

                                               /s/ Donald K. Jackson
                                          By:  ________________________________

                                              Donald K. Jackson

                                              Senior Vice President--Chief
                                              Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                           TITLE                       DATE

                            Chairman of the Board of Directors
         *                                                      December 19,
-------------------------                                       1997
Martin J. Wygod

                            President and Chief Executive Officer; Director
/s/ Ray E. Hannah           (Principal Executive Officer)

                                                                December 19,
-------------------------                                       1997
Ray E. Hannah

/s/ Donald K. Jackson       Senior Vice President--Chief Financial Officer
                            (Principal Financial and Accounting Officer)

-------------------------                                       December 19,
Donald K. Jackson                                               1997

                            Director
         *                                                      December 19,
-------------------------                                       1997
Ronald G. Kalish

                            Director
         *                                                      December 19,
-------------------------                                       1997
James V. Manning

                            Director
         *                                                      December 19,
-------------------------                                       1997
James Marden

                            Director
         *                                                      December 19,
-------------------------                                       1997
Leo M. Walsh, Jr.

* /s/ Donald K. Jackson
-------------------------

As Attorney-in-Fact

                               INDEX OF EXHIBITS

EXHIBIT
 NO.                                          DESCRIPTION
-------                                       -----------
  *1.1     Form of Underwriting Agreement
  *3.1(a)  Certificate of Incorporation of the Company
  *3.1(b)  Amended and Restated Certificate of Incorporation of the Company
  *3.2     By-laws of the Company
  *4.1     Specimen Stock Certificate of the Company
  *5.1     Opinion of Shearman & Sterling
 *10.1     Porex Corporation Non-Employee Director Stock Option Plan
 *10.2     Porex Corporation Class A Stock Option Plan
 *10.3     Porex Corporation Class B Stock Option Plan
 *10.4     Porex Corporation Non-Qualified Special Stock Option Plan
  10.5     Form of Services Agreement between the Company and Synetic
  10.6     Form of Tax Sharing Agreement between the Company and Synetic
  10.7     Form of Indemnification Agreement between the Company and Synetic
 *10.8     Form of Registration Rights Agreement between the Company and Synetic
 *10.9     Agreement and Plan of Merger between PTC and Interflo
 *10.10    Employment Agreement between Porex Corporation and Kim A. Davis
 *21.1     Subsidiaries of the Company
  23.1(a)  Consent of Arthur Andersen LLP, Atlanta office
  23.1(b)  Consent of Arthur Andersen LLP, New York office
 *23.2     Consent of Shearman & Sterling (included in Exhibit 5.1)
  23.3     Consent of Kegler, Brown, Hill & Ritter
**24       Powers of Attorney (included on the signature page of this Registration Statement)
**27       Financial Data Schedule (for SEC use only)

--------
 * to be filed by amendment.

** previously filed.